EXHIBIT (a)(1)(i)

EDUCATION MANAGEMENT CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

FOR A NUMBER OF REPLACEMENT OPTIONS

THIS OFFER TO EXCHANGE AND YOUR WITHDRAWAL RIGHTS EXPIRE

AT 11:59 P.M. EASTERN TIME ON SEPTEMBER 13, 2012

UNLESS THIS OFFER IS EXTENDED

Education Management Corporation, which is sometimes referred to herein as the “Company,” “EDMC,” “us,” or “we,” is offering eligible option holders the opportunity to exchange certain outstanding options to purchase shares of our common stock for new options (“replacement options”) to purchase shares of our common stock at an exercise price equal to the closing price for our common stock on the Nasdaq Global Select Market, or NASDAQ, on the day that the offer expires. We expect to grant the replacement options on the date on which we cancel the options accepted for exchange, which will be the completion date of this offer. We are making this offer (“Offer”) upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Options to Purchase Common Stock for a Number of Replacement Options (this “Offer to Exchange”) and in the related Terms of Election set forth in the accompanying Election and Withdrawal Form (the “Terms of Election” and, together with this Offer to Exchange, as they may be amended from time to time, the “Option Exchange”).

“Eligible options” are those that were granted prior to June 30, 2012 under the EDMC 2006 Stock Option Plan, as amended (the “2006 Stock Option Plan”), and Education Management Corporation Omnibus Long-Term Incentive Plan, as amended (the “Omnibus Plan”). Options that expire pursuant to their terms prior to the completion of the Option Exchange are forfeited and not eligible to be exchanged for replacement options. In connection with this Offer, the Company is adopting a new equity incentive plan, the Education Management Corporation 2012 Omnibus Long-Term Incentive Plan (the “2012 Plan” and, together with the 2006 Stock Option Plan and the Omnibus Plan, the “Equity Plans”), which will become effective on or about September 6, 2012. The replacement options that are issued in connection with this Offer in exchange for options originally issued under the 2006 Stock Option Plan or the Omnibus Plan will be issued under, and subject to the terms and conditions of, the 2012 Plan. The term “Expiration Date” means September 13, 2012, unless and until we, in our discretion, extend the period of time during which this Offer will remain open, in which event the term “Expiration Date” refers to the latest time and date at which this Offer, as so extended, expires.

You are eligible to participate in the Option Exchange if you:

•

are an employee of EDMC or any of our subsidiaries or are otherwise eligible to receive an option grant under the 2012 Plan on the date this Offer commences and you remain as such through the expiration of this Offer (which is currently scheduled for 11:59 p.m., Eastern Time on September 13, 2012, unless the Offer is extended); and

•	hold at least one eligible option as of the commencement of the Offer.

The outstanding options that you hold under the 2006 Stock Option Plan or Omnibus Plan give you the right to purchase shares of our common stock once those options vest and you exercise those options by paying the applicable exercise price. When we use the term “option” in this Offer to Exchange, we are referring to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

If you choose to participate in the Option Exchange, the manner by which we will determine the number of shares of our common stock that will be subject to the replacement options that you receive will vary depending upon your position in the Company, as described below.

Presidents and Campus Directors. Eligible option holders who serve as either a President or Campus Director (“Eligible Presidents”) at one of our schools on August 16, 2012 and remain as such through the Expiration Date may participate in this Option Exchange by agreeing to exchange all of their currently outstanding options for a number of replacement options calculated on the basis of their respective years of service as Eligible Presidents as of September 13, 2012, as specifically set forth in the following table:

Years as an Eligible President	Shares Subject to New Option Grant
0-1	2,000
1-2	5,000
2-3	9,000
3+	11,000

For instance, a Campus President who joined the Company on January 1, 2012 and received a grant of stock options under the Omnibus Plan in May 2012 would, if he or she chooses to participate in the Option Exchange and relinquish the May 2012 options, receive a new grant of options to purchase 2,000 shares of our common stock at an exercise price equal to the NASDAQ closing price for a share of our common stock on the Expiration Date. Similarly, a Campus Director who joined the Company on January 1, 2005 and, over time, received various grants under both the 2006 Plan and the Omnibus Plan would, by agreeing to relinquish all of those previously granted options, receive a new grant to purchase 11,000 shares of our common stock at an exercise price equal to the NASDAQ closing price for a share of our common stock on the Expiration Date.

The Option Exchange will not be a one-for-one exchange for Eligible Presidents. Eligible Presidents who elect to participate must forfeit all of the stock options that they currently hold, regardless of number and whether or not vested, and will receive replacement options representing the right to purchase the specific number of shares of our common stock indicated in the foregoing table.

Eligible Presidents who choose not to participate in the Option Exchange will retain their existing stock options and will receive a new grant of options to purchase a smaller number of shares than they would have received had they participated in the Option Exchange. The number of new options that an Eligible President who chooses not to participate in the Option Exchange will receive will be calculated on the basis of his or her years of service as an Eligible President as of September 13, 2012, as specifically set forth in the following table:

Years as an Eligible President	Shares Subject to New Option Grant
0-1	1,000
1-2	3,000
2-3	4,500
3+	5,500

In either case, the options granted to Eligible Presidents will:

•

have a per-share exercise price equal to the closing price of our common stock on the NASDAQ on the Expiration Date. After 4:00 p.m., Eastern Time, on the Expiration Date, we will notify all eligible holders by email of the exercise price that will apply to the replacement options to be granted in the Option Exchange and will also provide this information on our Intranet at http://intranet.edmc.edu/HR/Pages/StockOptionExchangeOffer.aspx. If the market price of our common stock exceeds $11.11 per share (the lowest exercise price applicable to any of our currently outstanding stock options) on the Expiration Date, the replacement options that an Eligible President receives may have a higher exercise price than some or all of the eligible options that are surrendered for exchange and not withdrawn prior to the Expiration Date;

•

vest in four equal annual installments beginning on the first annivesary of the grant date, subject the terms and conditions of the 2012 Plan, including but not limited to the requirement that the holder remain employed by the Company on the relevant vesting date, and subject the occurrence of any event or condition that, under the terms of the 2012 Plan or applicable option grant agreement, would accelerate the vesting schedule for such replacement options, including but not limited to a “Change in Control” of the Company as defined in the 2012 Plan;

•	expire on the date that is ten years from the grant date; and

•	otherwise have the terms under and be subject to the conditions of the 2012 Plan.

Eligible Presidents who choose to participate in the Option Exchange, must relinquish all of their eligible options in exchange for the new grant. To the extent that a portion of any such previously-granted option has been exercised, only the portion of the eligible grant that has not yet been exercised will be forfeited. All eligible options that we accept from Eligible Presidents pursuant to the Option Exchange will be cancelled at 11:59 p.m. Eastern Time on the Expiration Date, currently scheduled for September 13, 2012, and none of the eligible options elected for exchange will be exercisable after that time.

Other Eligible Holders. Eligible option holders other than Eligible Presidents (“Other Eligible Holders”) who participate in the Option Exchange have the option of surrendering their outstanding options for exchange on a grant-by-grant basis. Other Eligible Holders who tender options for exchange will receive a number of replacement options calculated on the basis of a set exchange ratio corresponding to the grant date and exercise price of the options that they surrender for exchange, as specifically set forth in the following table:

Grant Date of Eligible Options	Exercise Price of Eligible Options	Exchange Ratio
08/2006	$11.18	1.47
12/2006	$11.18	1.49
03/2007	$12.29	1.49
06/2007	$13.41	1.51
08/2007	$16.76	1.56
05/2008	$21.46	1.57
07/2008	$21.46	1.57
10/2008	$21.46	1.55
10/2009	$18.00	1.45
09/2010	$14.68	1.30
10/2010	$14.68	1.30
05/2011	$21.40	1.42
11/2011	$20.93	1.41
05/2012	$11.11	1.16

For instance, an eligible option grant that was granted in October 2009 and consists of options to purchase 1,000 shares of Common Stock at an exercise price of $18.00 per share would be exchanged for a replacement grant representing the right to purchase 689 shares of Common Stock (rounding down to the nearest whole share), reflecting an exchange ratio of 1.45:1.

The Option Exchange will not be a one-for-one exchange for Other Eligible Holders. Other Eligible Holders who elect to tender all or a portion of the stock options that they currently hold in the Option Exchange will receive replacement options representing the right to purchase a lesser number of shares of our common stock than they would be able to purchase with the surrendered options.

The replacement options granted to Other Eligible Holders:

•

will have a per-share exercise price equal to the closing price of our common stock on the NASDAQ on the Expiration Date. After 4:00 p.m., Eastern Time, on the Expiration Date, we will notify all eligible holders by email of the exercise price that will apply to the replacement options to be granted in the Option Exchange and will also provide this information on our Intranet at http://intranet.edmc.edu/HR/Pages/StockOptionExchangeOffer.aspx. If the market price of our common stock exceeds $11.11 per share (the lowest exercise price applicable to any of our currently outstanding stock options) on the Expiration Date, the replacement options that an Other Eligible Holder receives in exchange for any existing options that he or she surrender for exchange may have a higher exercise price than some or all of the corresponding eligible options that are surrendered for exchange and not withdrawn prior to the Expiration Date;

•

will remain subject to the original vesting schedule of the corresponding options that are surrendered for exchange, except that options issued in exchange for surrendered options that are either fully vested or scheduled to vest within one year following the completion of the Option Exchange will not vest until the date that is one year from the Expiration Date, which also will be the grant date of such replacement options. For example, if an Other Eligible Holder currently holds options that are scheduled to vest in May 2014, the replacement options that he or she would receive in exchange will also be scheduled to vest in May 2014. On the other hand, if an Other Eligible Holder surrenders for exchange options that are scheduled to vest, for example, in May 2013, or if his or her surrendered options are fully vested as of the completion of the option exchange, the replacement options that such Other Eligible Holder receives will vest on the first anniversary of the Expiration Date.

In any case, the vesting schedule for replacement options granted to Other Eligible Holders who are employees of the Company in connection with the option exchange will revert to the vesting terms of the corresponding surrendered options upon:

¡	the death or disability of the option holder;

¡	the termination without cause of the option holder’s employment with the Company;

¡	the option holder’s retirement from the Company at normal retirement age;

¡

for those option holders who are party to employment agreements with the Company that define the term “Good Reason,” upon the termination of such option holder’s employment with the Company for “Good Reason”; or

¡

in connection with any other event or condition that, under the terms of the 2012 Plan or applicable option grant agreement, would accelerate the vesting schedule for such replacement options, including but not limited to a “Change in Control” of the Company as defined in the 2012 Plan. The 2012 Plan excludes from the definition of “Change in Control,” among other transactions, any acquisition of our Common Stock or the voting power of the Company by any of our Principal Stockholders or their Affiliates (as those terms are defined in the 2012 Plan) other than in connection with a going private transaction within the meaning of Rule 13e-3 of the Exchange Act consummated more than 12 months after the completion of the Option Exchange;

The vesting of any replacement options granted in exchange for existing performance-based options surrendered by Other Eligible Holders will remain subject to any other vesting terms and conditions that apply to the surrendered options.

•

may be subject to a different expiration date than the corresponding eligible options surrendered for exchange. Specifically, replacement options that are granted to Other Eligible Holders in exchange for surrendered options that were originally issued under the 2006 Plan will expire on the date that is one year following the original expiration date of the corresponding surrendered options. Replacement options that are granted to Other Eligible Holders in exchange for surrendered options that were originally issued under the Omnibus Plan will have the same expiration date at the corresponding surrendered options; and

•	will otherwise have the terms under and be subject to the conditions of the 2012 Plan.

Other Eligible Holders may elect to exchange their eligible options on a grant-by-grant basis. No partial exchange of individual option grants will be permitted. To the extent that a portion of any such previously-granted option has been exercised, only the portion of the eligible grant that has not yet been exercised will be eligible for exchange. We will not grant any replacement options to purchase fractional shares. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares. All eligible options that we accept pursuant to the Option Exchange will be cancelled at 11:59 p.m. Eastern Time on the Expiration Date, currently scheduled for September 13, 2012, and all eligible options elected for exchange will no longer be exercisable after that time.

Although our Board of Directors (the “Board”) has approved this Offer, neither we nor the Board makes any recommendation as to whether or not you should elect to exchange your eligible options. You must make your own decision regarding whether to exchange your eligible options.

This Offer is not conditioned upon a minimum aggregate number of eligible options being elected for exchange. This Offer is subject to certain conditions which we describe in Section 6 of this Offer to Exchange and the terms described in this Offer.

Shares of our common stock are listed on the NASDAQ under the symbol “EDMC.” On July 31, 2012, the closing price of our common stock on the NASDAQ was $3.76 per share.

As of August 16, 2012, eligible options outstanding under our existing equity incentive plans were exercisable for approximately 11,900,269 shares of our common stock, or approximately 9.56% of the total shares of our common stock outstanding, which was 124,477,827.

IMPORTANT

If you wish to participate in this Offer, you must deliver a properly completed election form to American Stock Transfer according to the following directions:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042

If delivering by hand, express mail, courier, or

other expedited service:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

If delivering by electronic mail: American Stock Transfer & Trust Company, LLC Operations Center EDMC@amstock.com	If delivering by facsimile: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department (718) 234-5001

You are responsible for making sure that the properly completed election form is delivered to the person indicated above. You must follow the instructions on the Election and Withdrawal Form to ensure that we receive your election form on time.

If you have questions regarding the terms and conditions of this Exchange Offer or have requests for assistance, please contact Bob Hooks at (412) 562-0900 or options@edmc.edu. You should direct requests for additional copies of this Offer to Exchange and the other Offer documents to American Stock Transfer at (877) 248-6417 or (718) 921-8317, five days a week (8:00 a.m. Monday to 5:00 p.m. Friday, Eastern Time).

We are not making this Offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which this Offer or the acceptance of any election to exchange options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary or desirable for us to make this Offer to option holders in any such jurisdiction.

THIS OPTION EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

EDMC HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. EDMC HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED TERMS OF ELECTION. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY EDMC.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF EDMC OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.

EDMC RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2012 PLAN AT ANY TIME, AND THE GRANT OF AN OPTION UNDER THE 2012 PLAN OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE EDMC TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OPTION EXCHANGE IN ANY FUTURE YEAR. THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER THE 2012 PLAN OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

OPTION EXCHANGE

TABLE OF CONTENTS

Summary Term Sheet and Questions and Answers		8
Risk Factors		20
This Offer		23
1.	Eligibility; Number of Options; Offer Expiration Date	23
2.	Purpose of this Offer	25
3.	Procedures for Electing to Exchange Options	26
4.	Withdrawal Rights	28
5.	Acceptance of Options for Exchange; Grant of Replacement Options	29
6.	Conditions of this Offer	29
7.	Price Range of Common Stock Underlying the Options	31
8.	Source and Amount of Consideration; Terms of Replacement Options	31
9.	Information Concerning EDMC	39
10.	Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning our Securities	41
11.	Status of Options Acquired by EDMC in the Offer, Accounting Consequences of this Offer	44
12.	Agreements; Legal Matters; Regulatory Approvals	45
13.	Material U.S. Federal Income Tax Consequences	45
14.	Extension of Offer; Termination; Amendment	47
15.	Fees and Expenses	48
16.	Additional Information	48
17.	Miscellaneous	49

Schedule A: A Guide to Tax & Legal Issues for Non-U.S. Employees		51
Schedule B: Information Concerning the Directors and Executive Officers of Education Management Corporation		52

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the following questions and answers, as well as the remainder of this Offer to Exchange. Where applicable, we have included section references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this question and answer summary. Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding whether to participate in this Offer. Please review this summary term sheet and questions and answers, and the remainder of this Offer to Exchange and the Terms of Election to ensure that you are making an informed decision regarding your participation in this Offer.

For your ease of use, the questions have been separated into three sections:

1.	Exchange Design;

2.	Administrative/Timing; and

3.	Other Important Questions.

Exchange Design

1.	What is the Option Exchange?

The Option Exchange is a one-time offer by EDMC to allow eligible option holders to exchange their outstanding options for new stock options, which we refer to as replacement options. The number of replacement options that will be granted in exchange for existing eligible options will be determined as described below under question 3. The replacement options will be granted on the date on which we cancel the eligible options accepted for exchange, which will be the Expiration Date. Each replacement option will have a per-share exercise price equal to the closing price of our common stock on the NASDAQ on the Expiration Date. The replacement options will vest as described below under question 24 and will expire in the manner described below in question 25. The replacement options otherwise will have terms and conditions similar to those of the surrendered options.

2.	Why are we making this Offer?

Like many companies in our sector, we have experienced a significant decline in our stock price over the last year. As a result, our outstanding stock options have exercise prices that exceed, in some cases significantly, the recent trading prices of our common stock. The market for exceptional employees, however, remains extremely competitive, notwithstanding current economic conditions.

We adopted our existing incentive plans in order to enhance our ability to attract, retain and motivate highly qualified employees and to provide similar incentives to our other option holders. However, we believe that these underwater stock options are no longer effective as incentives to motivate and retain our employees or provide similar incentives to other option holders. We believe that our option holders generally perceive these options to have little or no value. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our financial statements with the potential to dilute shareholders’ interests for up to the full term of the options, while delivering relatively little retentive or incentive value, unless they are surrendered or cancelled.

The objective of our equity incentive programs has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our shareholders, and we believe that the Option Exchange is an important component in our efforts to achieve that goal.

The Option Exchange is VOLUNTARY and will allow eligible option holders to choose whether to keep their existing options at existing exercise prices or to exchange those options for replacement options with new exercise prices. We intend the Option Exchange to enable eligible option holders to recognize value from their stock options sooner, but this cannot be guaranteed considering the unpredictability of the stock market. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” below for additional information.)

3.	How does the Option Exchange work?

The manner by which we will determine the number of shares of our common stock that you will be able to purchase with the replacement options that you receive will vary depending upon your position in the Company, as described below.

Eligible Presidents. Eligible Presidents who participate in the Option Exchange by agreeing to forfeit all of their currently outstanding options will receive a number of replacement options calculated on the basis of their respective years of service as Eligible Presidents as of September 13, 2012 as specifically set forth in the following table:

Years as an Eligible President	Shares Subject to New Option Grant
0-1	2,000
1-2	5,000
2-3	9,000
3+	11,000

For instance, a Campus President who joined the Company on January 1, 2012 and received a grant of stock options under the Omnibus Plan in May 2012 would, if he or she chooses to participate in the Option Exchange and relinquish the May 2012 options, receive a new grant of options to purchase 2,000 shares of our common stock at an exercise price equal to the NASDAQ closing price for a share of our common stock on the Expiration Date. Similarly, a Campus Director who joined the Company on January 1, 2005 and, over time, received various grants under both the 2006 Plan and the Omnibus Plan would, by agreeing to relinquish all of those previously granted options, receive a new grant to purchase 11,000 shares of our common stock at an exercise price equal to the NASDAQ closing price for a share of our common stock on the Expiration Date.

The Option Exchange will not be a one-for-one exchange for Eligible Presidents. Eligible Presidents who elect to participate must surrender all of the stock options that they currently hold, regardless of number and whether or not vested, and will receive replacement options representing the right to purchase the specific number of shares of our common stock indicated in the foregoing table.

Other Eligible Holders. Other Eligible Holders who participate in the exchange program by surrendering all or a portion of their outstanding options for exchange will receive a number of options calculated on the basis of a set exchange ratio corresponding to the grant date and exercise price of the options that they surrender for exchange, as specifically set forth in the following table:

Grant Date of Eligible Options	Exercise Price of Eligible Options	Exchange Ratio
08/2006	$11.18	1.47
12/2006	$11.18	1.49
03/2007	$12.29	1.49
06/2007	$13.41	1.51
08/2007	$16.76	1.56
05/2008	$21.46	1.57
07/2008	$21.46	1.57
10/2008	$21.46	1.55
10/2009	$18.00	1.45
09/2010	$14.68	1.30
10/2010	$14.68	1.30
05/2011	$21.40	1.42
11/2011	$20.93	1.41
05/2012	$11.11	1.16

The exchange program will not be a one-for-one exchange for Other Eligible Holders. Instead, participating Other Eligible Holders who participate in the Option Exchange will receive replacement options covering a lesser number of shares than are covered by the eligible options that the elect to surrender for exchange. The total number of replacement options that a participating Other Eligible Holder will receive with respect to a surrendered eligible option will be determined by dividing the number of shares underlying the surrendered option by the applicable exchange ratio and rounding down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis.

For instance, an eligible option grant that was granted in October 2009 and consists of options to purchase 1,000 shares of Common Stock at an exercise price of $18.00 per share would be exchanged for a replacement grant representing the right to purchase 689 shares of Common Stock (rounding down to the nearest whole share), reflecting an exchange ratio of 1.45:1.

Whether you are an Eligible President or Other Eligible Holder, the replacement options that you receive will have an exercise price equal to the NASDAQ closing price of our common stock on the Expiration Date. After 4:00 p.m. on the Expiration Date, we will notify all eligible option holders by email of the exercise price that will apply to replacement options to be granted in the Option Exchange and will also post this information on our Intranet at https://intranet.edmc.edu/HR/Pages/StockOptionExchangeOffer.aspx.

4.	Which options are eligible for this Offer?

All outstanding options granted prior to June 30, 2012 under the 2006 Stock Option Plan or Omnibus Plan and held by eligible option holders are eligible for exchange, except that options that expire pursuant to their terms prior to the completion of the Option Exchange are forfeited and not eligible to be exchanged for replacement options.

5.	Who is eligible to participate in this Offer?

You are eligible to participate in this Offer only if you:

•	are an employee of EDMC or any of our subsidiaries or are otherwise eligible to receive an option grant under the 2012 Plan on August 16, 2012 and remain as such through the Expiration Date; and

•	hold at least one eligible option on August 16, 2012.

6.	What if I am an Eligible President, but I leave EDMC or otherwise cease to serve as the President or Campus Director of an EDMC school before the Offer Expiration Date?

If you are the President or Campus Director of an EDMC school on August 16, 2012 but cease to serve in that position or as the President or Campus Director of another EDMC school, whether voluntarily, involuntarily or for any other reason on or prior to the Expiration Date, you will not be able to participate in this Offer.

ACCORDINGLY, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTION(S) IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY BE ENTITLED TO EXERCISE YOUR OUTSTANDING OPTION(S) DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE. (See Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date” and Section 5 of the Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Replacement Options” below for additional information.)

7.	What if I am an Other Eligible Holder and an EDMC employee and I leave EDMC before the Offer Expiration Date?

If you are employed by EDMC on August 16, 2012 but are no longer employed with EDMC or any of our subsidiaries, whether voluntarily, involuntarily or for any other reason on the Expiration Date, you will not be able to participate in this Offer.

ACCORDINGLY, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTION(S) IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY BE ENTITLED TO EXERCISE YOUR OUTSTANDING OPTION(S) DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE. (See Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date” and Section 5 of the Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Replacement Options” below for additional information.)

8.	If I participate, what will happen to my exchanged options?

If you are an Eligible President and you elect to participate in the Option Exchange, all of your currently outstanding options to purchase our common stock will be cancelled on the Expiration Date. If you are an Other Eligible Holder, any grants of eligible options that you elect to exchange will be cancelled on the Expiration Date.

9.	If I am an Eligible President and I want to participate in the Option Exchange, must I exchange all of my eligible options?

Yes. If you participate in the Option Exchange, you will forfeit all of your currently outstanding options to purchase our common stock, regardless of number and whether or not vested.

10.	If I am an Other Eligible Holder and I elect to exchange some of my eligible option grants, do I have to elect to exchange all of my eligible option grants?

If you are an Other Eligible Holder, you may elect to exchange your eligible options on a grant-by-grant basis. You may elect to exchange some grants and not others, but if you wish to exchange any portion of an individual eligible option grant in the Option Exchange, you must elect to exchange the entire individual eligible option grant. No partial exchanges of individual option grants will be permitted.

11.	If I participate, what will happen to my exchanged options?

If you are an Eligible President and you choose to participate in the Option Exchange, all of your currently outstanding options to purchase our common stock will be cancelled on the Expiration Date.

If you are an Other Eligible Holder and you choose to participate in the Option Exchange, those option grants that you choose to tender for exchange will be cancelled on the Expiration Date.

12.	What happens to eligible options that I choose not to exchange or that you do not accept for exchange?

Eligible options that you choose not to exchange or that we do not accept for exchange will remain outstanding and will retain their existing terms, exercise prices and vesting schedules.

13.	What happens if I choose not to participate in the Option Exchange?

If you are an Eligible President and you choose not to participate in the Option Exchange, the options that you currently hold will remain outstanding and will retain their existing terms, exercise prices and vesting schedules. Additionally, you will receive a new grant of options to purchase a smaller number of shares of our common stock than you would have received had you chosen to participate in the Option Exchange. The number of options included in this smaller grant will be calculated on the basis of your years of service as an Eligible President as specifically set forth in the following table:

Years as an Eligible President	Shares Subject to New Option Grant
0-1	1,000
1-2	3,000
2-3	4,500
3+	5,500

These options will vest in four equal annual installments beginning on the first anniversary of the grant date, expire on the date that is ten years after the grant date and be issued under and otherwise subject to the terms and conditions of the 2012 Plan.

If you are an Other Eligible Holder and you choose not to tender any of your option grants in the Option Exchange, the options that you currently hold will remain outstanding and retain their existing terms, exercise prices and vesting schedules. You will not be entitled to an additional grant in the same manner as described above for the Eligible Presidents but will remain eligible for future awards under the Company’s equity incentive plans to the extent provided thereunder and in accordance with the Company’s then-current compensation practices.

14.	What are the conditions to this Offer?

This Offer is subject to the conditions described in Section 6. This Offer is not conditioned upon a minimum aggregate number of options being elected for exchange. (See Section 6 of the Offer to Exchange entitled “Conditions of this Offer” below for additional information).

Administrative/Timing

15.	How do I participate in this Offer?

If you wish to participate in this Offer, you must deliver a properly completed election form to American Stock Transfer according to the following directions:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042

If delivering by hand, express mail, courier, or

other expedited service:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

If delivering by electronic mail: American Stock Transfer & Trust Company, LLC Operations Center EDMC@amstock.com	If delivering by facsimile: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department (718) 234-5001

To participate in the Option Exchange, your election form must be received by American Stock Transfer no later than 11:59 p.m., Eastern Time, on September 13, 2012, unless this Exchange Offer is extended. You should not assume that any extension of this Option Exchange will occur. If your eligible stock options are properly tendered for exchange, are not properly withdrawn and are accepted by us for exchange, you will receive grant documents relating to your new stock options promptly following the expiration of this Offer.

Your election to participate in the Option Exchange is not complete until we receive your properly submitted election form. If you miss the deadline, you will not be permitted to participate in the Offer. You are responsible for making sure that the election form is completed and received by the deadline of 11:59 p.m., Eastern Time, on September 13, 2012 (or the later deadline if the Exchange Offer is extended). If your election is not received by the deadline, you will be deemed to have declined to participate in the Exchange Offer.

We reserve the right to reject any or all surrenders of stock options that we determine are not in an appropriate form or that we determine would be unlawful to accept.

16.	How do I find out the details about my existing options?

Information on your eligible options is available to you on Morgan Stanley Smith Barney’s website. You may visit your online stock option account by visiting www.benefitaccess.com, which will direct you to the Morgan Stanley Smith Barney welcome page where you’ll be asked to enter your user name and password. If you have not activated your personal account with Morgan Stanley Smith Barney, please contact Bob Hooks at (412) 562-0900 or options@edmc.edu.

17.	What will happen if I do not submit my election by the deadline?

If you do not submit your election by the deadline, then you will not participate in this Offer, and all options that you currently hold will remain intact at their original exercise price and subject to their original terms and conditions. If you are an Eligible President you will receive the additional option grant described above under question 13. (See “Risk Factors” below for additional information.)

IF YOU FAIL TO SUBMIT YOUR ELECTION BY THE DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THIS OFFER.

18.	During what period of time can I withdraw or change my previous elections?

You can withdraw or change your previously submitted election to exchange or not exchange eligible options at any time before 11:59 p.m. Eastern Time on September 13, 2012. If this Offer is extended beyond that time, you can withdraw or change your election at any time until the extended Expiration Date. To change your previously submitted election, you must submit a new election in the same manner described in Question 15 before the election deadline. To withdraw your previously submitted election, submit a new election before the election deadline, and select “No” in the election column for the particular option(s) you wish to withdraw. It is your responsibility to confirm that American Stock Transfer has received your correct election before the deadline. In all cases, the last election submitted and received prior to the deadline will be final and irrevocable. (See Section 4 of the Offer to Exchange entitled “Withdrawal Rights” below for additional information.)

AFTER THE DEADLINE TO WITHDRAW OR CHANGE YOUR ELECTION HAS PASSED, YOU WILL NOT BE PERMITTED TO WITHDRAW OR CHANGE YOUR ELECTION.

19.	Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?

Yes, any unexercised portion of an eligible option grant can be exchanged. If you have previously exercised a portion of an eligible option grant, only the portion of that option grant that has not yet been exercised will be eligible to be exchanged. The replacement option will only replace the portion of eligible option grant that is cancelled upon the expiration of this Offer.

20.	Can I elect to exchange my eligible options on a grant-by-grant basis?

If you are an Eligible President and you choose to participate in the Option Exchange, all of your currently outstanding options to purchase our common stock will be cancelled on the Expiration Date.

If you are an Other Eligible Holder, you can choose which of your eligible options to exchange on a grant-by-grant basis, but if you choose to exchange a particular grant, all unexercised options included in the grant will be exchanged. No partial exchanges of individual option grants will be permitted.

21.	Can I exchange both vested and unvested eligible options?

If you are an Eligible President and you choose to participate in the Option Exchange, all of your currently outstanding options to purchase our common stock, whether or not vested, will be cancelled on the Expiration Date. If you are an Other Eligible Holder, you can exchange eligible options on a grant-by-grant basis, whether or not they are vested. In either case, your replacement options will vest as described in question 24 below.

22.	What will be my new option exercise price?

The exercise price of the replacement options will be the closing price for our common stock on the NASDAQ on the Expiration Date. IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES BEFORE THE EXPIRATION DATE, THE REPLACEMENT OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR YOUR EXISTING OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR EXISTING OPTIONS. (See Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date,” Section 2 of the Offer to Exchange entitled “Purpose of this Offer” and “Risk Factors” below for additional information.)

23.	When will the replacement options be granted?

We will grant the replacement options on the date we cancel options elected for exchange, which will be the Expiration Date. If we cancel options elected for exchange on September 13, 2012, which is the expected Expiration Date, the replacement options will also be granted on September 13, 2012. If this Offer is extended beyond September 13, 2012, then the replacement options will be granted on the Expiration Date of the extended Offer. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” below for more information.)

24.	When will the replacement options vest?

The vesting terms of replacement options issued to Eligible Presidents and to Other Eligible Holders are described below.

Eligible Presidents. If you are an Eligible President, the replacement options that you receive if you choose to participate in the Option Exchange will vest in four equal annual installments beginning on the first annivesary of the grant date, subject the terms and conditions of the 2012 Plan, including but not limited to the requirement that the the holder remain employed by the Company on the relevant vesting date and subject the occurrence of any event or condition that, under the terms of the 2012 Plan or applicable option grant agreement, would accelerate the vesting schedule for such replacement options, including but not limited to a “Change in Control” of the Company as defined in the 2012 Plan. The 2012 Plan excludes from the definition of “Change in Control,” among other transactions, any any acquisition of our Common Stock or the voting power of the Company by any of our Principal Stockholders or their Affiliates (as those terms are defined in the 2012 Plan) other than in connection with a going private transaction within the meaning of Rule 13e-3 of the Exchange Act consummated more than 12 months after the completion of the Option Exchange. (See Section 8 of this Offer to Exchange entitled, “Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)

Other Eligible Holders. If you are an Other Eligible Holder, the replacement options that you will receive if you choose to participate in the Option Exchange will remain subject to the original vesting schedule of the corresponding options that are surrendered for exchange, except that options issued in exchange for surrendered options that are either fully vested or scheduled to vest within one year following the completion of the option exchange will not vest until the date that is one year from the grant date of such replacement options. For example, if an option holder currently holds options that are scheduled to vest in May 2014, the replacement options that he or she would receive in exchange will also be scheduled to vest in May 2014. On the other hand, if an option holder surrenders for exchange options that are scheduled to vest, for example, in May 2013, or if his or her surrendered options are fully vested as of the completion of the option exchange, the replacement options that such option holder receives will vest on the first anniversary of the Expiration Date. In any case, the vesting schedule for replacement options granted to Other Eligible Holders who are employees of the Company in connection with the option exchange will revert to the vesting terms of the corresponding surrendered options upon:

•	the death or disability of the option holder;

•	the termination without cause of the option holder’s employment with the Company;

•

for those option holders who are party to employment agreements with the Company that define the term “Good Reason,” upon the termination of such option holder’s employment with the Company for “Good Reason”; or

•

in connection with any other event or condition that, under the terms of the 2012 Plan or applicable option grant agreement, would accelerate the vesting schedule for such replacement options, including but not limited to a “Change in Control” of the Company as defined in the 2012 Plan.

The vesting of any replacement options granted to Other Eligible Holders in exchange for existing performance-based options will remain subject to any other vesting terms and conditions that apply to the surrendered options (See Section 8 of this Offer to Exchange entitled, “Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)

25.	When will the replacement options expire?

Eligible Presidents. If you are an Eligible President, the replacement options that you receive will expire on the date that is ten years from the grant date.

Other Eligible Holders. Replacement options that are granted to Other Eligible Holders in exchange for surrendered options that were originally issued under the 2006 Plan will expire on the date that is one year following the original expiration date of the corresponding surrendered options. Replacement options that are granted in exchange for surrendered options that were originally issued under the Omnibus Plan will have the same expiration date at the corresponding surrendered options. (See Section 8 of this Offer to Exchange entitled, Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)

26.	What will be the other terms and conditions of my replacement options?

The replacement options that you receive in the Option Exchange will be granted under, and subject to the terms and conditions of, the 2012 Plan. (See Section 8 of this Offer to Exchange entitled, “Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)

You are encouraged to consult the 2012 Plan for complete information about the terms of the replacement options, which is available at https://intranet.edmc.edu/HR/Pages/StockOptionExchangeOffer.aspx. The 2012 Plan will become effective on or about September 6, 2012. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)

27.	What if I am an EDMC employee but I leave EDMC after replacement options are granted to me?

Other than certain executive officers with option agreements that provide for additional vesting after termination in certain circumstances, if you are an employee of EDMC on the Expiration Date but your employment with EDMC is terminated for any reason after replacement options are granted to you in the Option Exchange, you will forfeit any replacement options that have not yet vested as of the date on which your employment with EDMC terminates. Under the 2012 Plan, you may have the right, during a limited period following your termination of service, to exercise any replacement options that are vested as of the date on which your employment with EDMC terminates. (See Section 8 of this Offer to Exchange entitled, “Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)

28.	Are there other circumstances under which I would not be granted replacement options?

Yes. Even if we accept your tendered options, we will not grant replacement options to you if we are prohibited by applicable law or regulations from doing so, or until all necessary government approvals have been obtained. We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the Expiration Date, you will not be granted replacement options, if at all, until all necessary government approvals have been obtained. In addition, we will not grant replacement options to you if you are not an eligible option holder on the Expiration Date. (See Section 12 of the Offer to Exchange entitled “Agreements; Legal Matters; Regulatory Approvals” below for additional information.)

29.	After the Expiration Date, what happens if my options end up underwater again?

This is a one-time offer that we do not expect to offer again. The price of our common stock may not appreciate over the long term, and your replacement options may become underwater after the Expiration Date. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” below for additional information.)

Other Important Questions

30.	What are the U.S. Federal tax consequences of my participation in this Offer?

If you accept this Offer and reside and work in the United States, under current U.S. law you generally will not recognize income for federal income tax purposes either at the time your surrendered options are cancelled or when the replacement options are granted. Your replacement options generally will be subject to tax under U.S. tax law upon exercise and/or disposition of the underlying shares in the same manner as your exchange options would have been, absent the exchange. If you are subject to the tax laws of a country other than the United States, even if you are a resident of the United States, you should be aware that there may be other tax consequences that may apply to you. Tax consequences may vary depending on your individual circumstances. Included as part of this Option Exchange are disclosures regarding the material federal tax consequences of this Offer in the United States and in Canada. You should review these disclosures carefully before deciding whether or not to participate in this Offer. (See Schedule A of the Offer to Exchange entitled “A Guide to Issues for Eligible Option Holders in Canada” below for additional information.)

31.	How should I decide whether or not to participate?

The decision to participate should be each individual option holder’s personal decision and will depend largely on his or her assumptions about the future of our business, our stock price and the overall economic environment, as well as the performance of publicly traded stocks generally. The likely lower exercise price of replacement options may allow you to recognize value from your stock option sooner. There is an inflection point, however, at higher EDMC stock prices where the value of the eligible options you surrendered (in the case of Eligible Presidents, in combination with the additional grant described under question 13 above) would have been greater than the value of the replacement options. The inflection point for each option varies depending on the exercise price and, for Other Eligible Holders, the exchange ratio of such eligible option.

To ensure that you will have the information you need to make an informed decision, after 4:00 p.m. on the Expiration Date, we will notify all eligible option holders by email of the exercise price that will apply to replacement options to be granted in the Option Exchange and will also post this information on our Intranet at https://intranet.edmc.edu/HR/Pages/StockOptionExchangeOffer.aspx. Additionally, we are making available to other Eligible Holders, at the same Intranet location, a calculator that will enable such eligible holders to determine, based on hypothetical exercise prices, the inflection point above which the value of their eligible options will exceed the value of the replacement options that they would receive if they were to participate in the Option Exchange. Eligible Presidents can obtain more information regarding this inflection point as it relates to their particular option grants by contacting Bob Hooks at (412)562-0900 or options@edmc.edu.

We understand that this will be a challenging decision for all eligible option holders. THE OPTION EXCHANGE DOES CARRY CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE STOCK PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE OFFER EXPIRATION DATE. (See “Risk Factors” and Section 17 of the Offer to Exchange entitled “Miscellaneous” below for additional information.)

Although the Board has approved this Offer, neither our executive officers nor the members of the Board make any recommendation as to whether you should elect to exchange or refrain from exchanging your eligible options. Please contact your personal financial and tax advisors to assist you in determining if you should exchange your eligible options.

You may change your mind after you have submitted an election and withdraw from the Offer at any time before 11:59 p.m. Eastern Time on the Expiration Date, as described in Section 4 of the Offer to Exchange entitled “Withdrawal Rights”.

32.	What do the executive officers and the members of the Board think of this Offer? Who can I contact to help me decide whether or not I should exchange my eligible options?

Although the Board has approved this Offer, neither our executive officers nor the members of the Board make any recommendation as to whether you should elect to exchange or refrain from exchanging your eligible options. Please contact your personal financial and tax advisors to assist you in determining if you should exchange your eligible options.

33.	What are some of the potential risks if I choose to exchange my outstanding eligible options?

We cannot predict how our stock or the stock market will perform before the date that the replacement options will be granted, and the price of EDMC stock may increase significantly. This could result in the new grants having a higher exercise price than those you exchanged and could make the replacement options less valuable than those you exchanged. In addition, there is an inflection point at higher EDMC stock prices where the value of the eligible option you surrendered (in the case of Eligible Presidents, in combination with the additional grant described under question 13 above) would have been greater than the value of your replacement option. (See “Risk Factors” below for additional information.)

To ensure that you will have the information you need to make an informed decision, after 4:00 p.m., Eastern Time, on the Expiration Date, we will notify all eligible holders by email of the exercise price that will apply to the replacement options to be granted in the Option Exchange and will also provide this information on our Intranet at http://intranet.edmc.edu/HR/Pages/StockOptionExchangeOffer.aspx . Additionally, we are making available to Eligible Option Holders, at the same Intranet location, a calculator that will enable such eligible holders to determine, based on hypothetical exercise prices, the inflection point above which the value of their eligible options will exceed the value of the replacement options that they would receive if they were to participate in the Option Exchange. Eligible Presidents can obtain more information regarding this inflection point as it relates to their particular option grants by contacting Bob Hooks at (412)562-0900 or options@edmc.edu. Also, if you exchange options that are fully vested or will vest in less than one year, the replacement options that you receive will have a longer vesting period than the surrendered options. (See Section 8 of this Offer to Exchange entitled, Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)

You may change your mind after you have submitted an election and withdraw from the Offer at any time before 11:59 p.m. Eastern Time on the Expiration Date, as described in Section 4 of the Offer to Exchange entitled “Withdrawal Rights”.

34.	Who can I talk to if I have questions regarding this Offer?

If you have questions regarding the Exchange Offer or have requests for assistance, please contact Bob Hooks at (412) 562-0900 or options@edmc.edu. You should direct requests for additional copies of this Offer to Exchange and the other Offer documents to American Stock Transfer at (877) 248-6417 or (718) 921-8317 five days a week (8:00 a.m. Monday to 5:00 p.m. Friday, Eastern Time).

EDMC MAKES NO RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION ABOUT WHETHER TO PARTICIPATE. WE ENCOURAGE YOU TO SPEAK WITH YOUR FINANCIAL, LEGAL AND/OR TAX ADVISORS AS NECESSARY, BEFORE DECIDING WHETHER TO PARTICIPATE IN THE EXCHANGE.

RISK FACTORS

Participation in this Offer involves a number of potential risks and uncertainties, including those described below. This list and the risk factors set forth under the heading entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and our Annual Report on Form 10-K for the year ended June 30, 2011, filed with the SEC, highlight the material risks related to EDMC which may impact your decision of participating in this Offer. You should carefully consider these risks, and we encourage you to speak with your financial, legal and/or tax advisors before deciding whether to participate in this Offer. In addition, we strongly urge you to read the sections in this Option Exchange discussing the tax consequences of participating in this Offer, as well as the rest of this Option Exchange for a more in-depth discussion of the risks that may apply to you.

In addition, this Option Exchange and our SEC reports referred to above contain “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and our Annual Report on Form 10-K for the year ended June 30, 2011. In light of these risks and uncertainties, the matters referred to in the forward-looking statements may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Risks Related to This Offer

If the price of our common stock increases after the date of grant of the replacement options, your surrendered eligible options might have been worth more than the replacement options that you will receive in exchange for them.

If you are an Eligible President and if you currently hold a greater number of options than you would receive, based on your years of service with the Company, by participating in the Option Exchange, your replacement options may have less potential for increases in value resulting from significantly higher EDMC stock prices.

If you are an Other Eligible Holder, because you will receive replacement options covering fewer shares than the eligible options surrendered, your replacement options will have less potential for increases in value due to significantly higher EDMC stock prices.

If you are an employee of EDMC and you exchange eligible options for replacement options in the Option Exchange but your employment terminates before the date on which the replacement options fully vest, you will forfeit any unvested portion of your replacement option grant.

If you are an Eligible President, the replacement options that you will receive if you choose to participate in the Option Exchange will vest in four equal annual installments, beginning on the first anniversary of the grant date. Except as otherwise specifically provided under the 2012 Plan or applicable grant agreement, if you leave the Company prior to the fourth anniversary of the grant date, you will forfeit the unvested portion of your replacement options.

If you are an Other Eligible Holder, the replacement options that you will receive if you choose to participate in the Option Exchange will remain subject to the original vesting schedule of the corresponding options that are surrendered for exchange, except that options issued in exchange for surrendered options that are either fully vested or scheduled to vest within one year following the completion of the Option Exchange will not vest until the date that is one year from the Expiration Date, which is also grant date of such replacement options. For example, if an option holder currently holds options that are scheduled to vest in May 2014, the replacement options that he or she would receive in exchange will also be scheduled to vest in May 2014. On the other hand, if an option holder surrenders for exchange options that are scheduled to vest, for example, in May 2013, or if his or her surrendered options are fully vested as of the completion of the Option Exchange, the replacement options that such option holder receives will vest on the first anniversary of the Expiration Date. In any case, replacement options granted to Other Eligible Holders who are employees of the Company will become fully vested upon:

•	the death or disability of the option holder;

•	the termination without cause of the option holder’s employment with the Company;

•	the option holder’s retirement from the Company at normal retirement age;

•

for those option holders who are party to employment agreements with the Company that define the term “Good Reason,” upon the termination of such option holder’s employment with the Company for “Good Reason”; or

•

in connection with any other event or condition that, under the terms of the 2012 Plan or applicable option grant agreement, would accelerate the vesting schedule for such replacement options, including but not limited to a “Change in Control” of the Company as defined in the 2012 plan.

The vesting of any replacement options granted to Other Eligible Holders in exchange for existing performance-based options will remain subject to any other vesting terms and conditions that apply to the surrendered options. (See Section 8 of this Offer to Exchange entitled, “Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences relating to this Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. Schedule A discusses the tax consequences relating to this Offer for option holders residing in Canada. You should also be certain to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business and Common Stock

The significant majority of our voting common stock is privately held, and a small number of our shareholders, acting in concert, could effect a “going-private” transaction.

Private equity funds affiliated with Providence Equity Partners, Goldman Sachs Capital Partners and Leeds Equity Partners (the “Principal Shareholders”) beneficially owned approximately 84% of our outstanding common stock at June 30, 2012. As a result, the Principal Shareholders, should they vote their respective shares in concert with each other, have significant influence over our decision to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of shareholders, regardless of whether or not other shareholders believe that such transaction is in their own best interests. Such concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our shareholders. Under Pennsylvania law, the state of incorporation of the Company, the Principal Shareholders could decide to effect a “short form” merger involving the Company, without the need for approval of the Company’s Board of Directors or any other shareholders, which would result in the shares held by the public being cashed out, and the Company no longer being publicly traded (a “going-private transaction”). Certain Principal Shareholders from time to time consider the possibilities for effecting a going-private transaction, which they might decide to effect in the near term or thereafter. As of the date of this Offer to Purchase, such Principal Shareholders have advised the Company that no decision has been made to effect a going-private transaction. There is no guarantee that such a transaction will be proposed, or if proposed, consummated or, should it be consummated, the timing or price thereof. Any decision by the Principal Shareholders to approve, disapprove or undertake a transaction affecting the Company’s common stock could have a material effect on the value of the shares issuable upon exercise of your options. The 2012 Plan excludes from the definition of “Change in Control,” among other transactions, any any acquisition of our Common Stock or the voting power of the Company by any of our Principal Stockholders or their Affiliates (as those terms are defined in the 2012 Plan) other than in connection with a going private transaction within the meaning of Rule 13e-3 of the Exchange Act consummated more than 12 months after the completion of the Option Exchange.

Other Risks

In addition to the foregoing risk factors, you should carefully review the other risk factors contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and our Annual Report on Form 10-K for the year ended June 30, 2011 and also the other information provided in this Option Exchange and the other materials that we have filed with the Securities and Exchange Commission, or SEC, before making a decision on whether or not to tender your eligible options. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. (See “This Offer – Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.)

THIS OFFER

1.	Eligibility; Number of Options; Offer Expiration Date.

Upon the terms and subject to the conditions of this Option Exchange, we are offering eligible option holders the opportunity to exchange certain outstanding options to purchase shares of our common stock for replacement options to purchase shares of our common stock at an exercise price equal to the NASDAQ closing price for our common stock on the day that the offer expires. The replacement options will be granted as of the Expiration Date.

You are eligible to participate in this Offer (an “eligible option holder”) only if you:

•	are an employee of EDMC or any of our subsidiaries or are otherwise eligible to receive a grant of options under the 2012 Plan on August 16, 2012 and remain as such through the Expiration Date; and

•	hold at least one eligible option on August 16, 2012.

IF YOU ARE NOT AN ELIGIBLE OPTION HOLDER AS DESCRIBED ABOVE ON THE EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IF YOU ARE AN EDMC EMPLOYEE, IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY HAVE THE RIGHT TO EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE.

Unless prevented by applicable law or regulations, replacement options will be granted under the 2012 Plan. The replacement options will have the terms and be subject to the conditions as provided for in the 2012 Plan. The replacement options will have a new grant date and a new exercise price.

The per-share exercise price of the replacement options will be equal to the NASDAQ closing price of our common stock on the Expiration Date. We will notify all eligible option holders by email of the exercise price that will apply to replacement options to be granted in the Option Exchange and will also post this information on our Intranet at https://intranet.edmc.edu/HR/Pages/StockOptionExchangeOffer.aspx.

The term “Expiration Date” means September 13, 2012, unless and until we, in our discretion, extend the period of time during which this Offer will remain open, in which event the term “Expiration Date” refers to the latest time and date at which this Offer, as so extended, expires. (See Section 14 of this Option Exchange entitled “Extension of Offer; Termination; Amendment” for a description of our rights to extend, delay, terminate and amend this Offer.)

For purposes of this Offer, a “business day” means any day other than a Saturday, a Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 11:59 p.m., Eastern Time of each such day.

If you choose to participate in the Option Exchange, the manner by which we will determine the number of shares of our common stock that will be subject to the replacement options that you receive will vary depending upon your position in the Company, as described below.

Eligible Presidents. Eligible Presidents may participate in this Option Exchange by agreeing to exchange all of their currently outstanding options for a number of replacement options calculated on the basis of their respective years of service as Eligible Presidents as of September 13, 2012 , as specifically set forth in the following table:

Years as an Eligible President	Shares Subject to New Option Grant
0-1	2,000
1-2	5,000
2-3	9,000
3+	11,000

For instance, a Campus President who joined the Company on January 1, 2012 and received a grant of stock options under the Omnibus Plan in May 2012 would, if he or she chooses to participate in the Option Exchange and relinquish the May 2012 options, receive a new grant of options to purchase 2,000 shares of our common stock at an exercise price equal to the NASDAQ closing price for a share of our common stock on the Expiration Date. Similarly, a Campus Director who joined the Company on January 1, 2005 and, over time, received various grants under both the 2006 Plan and the Omnibus Plan would, by agreeing to relinquish all of those previously granted options, receive a new grant to purchase 11,000 shares of our common stock at an exercise price equal to the NASDAQ closing price for a share of our common stock on the Expiration Date.

The Option Exchange will not be a one-for-one exchange for Eligible Presidents. Eligible Presidents who elect to participate must forfeit all of the stock options that they currently hold, regardless of number and whether or not vested, and will receive replacement options representing the right to purchase the specific number of shares of our common stock indicated in the foregoing table.

Eligible Presidents who choose not to participate in the Option Exchange will retain their existing stock options and will receive a new grant of options to purchase a smaller number of shares than they would have received had they participated in the Option Exchange. The number of new options that an Eligible President who chooses not to participate in the Option Exchange will receive will be calculated on the basis of his or her years of service as an Eligible President as of September 13, 2012, as specifically set forth in the following table:

Years as an Eligible President	Shares Subject to New Option Grant
0-1	1,000
1-2	3,000
2-3	4,500
3+	5,500

Other Eligible Holders. Other Eligible Holders who participate in the Option Exchange have the option of surrendering their outstanding options for exchange on a grant-by-grant basis. Other Eligible Holders who tender options for exchange will receive a number of replacement options calculated on the basis of a set exchange ratio corresponding to the grant date and exercise price of the options that they surrender for exchange, as specifically set forth in the following table:

Grant Date of Eligible Options	Exercise Price of Eligible Options	Exchange Ratio
08/2006	$11.18	1.47
12/2006	$11.18	1.49
03/2007	$12.29	1.49
06/2007	$13.41	1.51
08/2007	$16.76	1.56
05/2008	$21.46	1.57
07/2008	$21.46	1.57
10/2008	$21.46	1.55
10/2009	$18.00	1.45
09/2010	$14.68	1.30
10/2010	$14.68	1.30
05/2011	$21.40	1.42
11/2011	$20.93	1.41
05/2012	$11.11	1.16

The exchange program will not be a one-for-one exchange for Other Eligible Holders. Instead, Other Eligible Holders who participate in the Option Exchange will receive replacement options covering a lesser number of shares than are covered by the surrendered eligible options. The total number of replacement options that a participating option holder will receive with respect to a surrendered eligible option will be determined by dividing the number of shares underlying the surrendered option by the applicable exchange ratio and rounding down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis.

For instance, an eligible option grant that was granted in October 2009 and consists of options to purchase 1,000 shares of Common Stock at an exercise price of $18.00 per share would be exchanged for a replacement grant representing the right to purchase 689 shares of Common Stock (rounding down to the nearest whole share), reflecting an exchange ratio of 1.45:1.

We will not grant any replacement options to purchase fractional shares. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

2.	Purpose of this Offer.

Like many companies in our sector, we have experienced a significant and sustained decline in our stock price. As a result, our outstanding stock options have exercise prices that exceed, in many cases significantly, the recent trading prices of our common stock. The market for exceptional employees, however, remains extremely competitive, notwithstanding current economic conditions and relatively high U.S. unemployment.

We adopted our existing incentive plans in order to enhance our ability to attract, retain and motivate highly qualified employees and to provide similar incentive to other option holders. However, we believe these underwater stock options are no longer effective as incentives to motivate and retain our employees. We believe that option holders generally perceive these options to have little or no value. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our financial statements with the potential to dilute shareholders’ interests for up to the full term of the options, while delivering relatively little retentive or incentive value, unless they are surrendered or cancelled.

The objective of our equity incentive programs has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our shareholders, and we believe that the Option Exchange is an important component in our efforts to achieve that goal.

THERE IS NO GUARANTEE THAT THE INTENDED BENEFITS OF THE OPTION EXCHANGE WILL BE REALIZED CONSIDERING THE UNPREDICTABILITY OF THE STOCK MARKET.

We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors and that could significantly affect the price of our stock. If we engage in such a transaction or transactions prior to the date we grant the replacement options, our stock price could increase (or decrease) and the exercise price of the replacement options could be higher (or lower) than the exercise price of eligible options you elect to have cancelled as part of this Offer. The exercise price of any replacement options granted to you in return for options you elect to exchange will be the fair market value of our common stock on the Expiration Date. You will be at risk of any increase in our stock price during the period prior to the Expiration Date for these and other reasons.

NEITHER WE NOR THE BOARD MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION PROVIDED IN CONNECTION WITH THIS OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

3.	Procedures for Electing to Exchange Options.

Proper exchange of options. Participation in this Offer is voluntary. If you wish to participate in the Option Exchange, you must deliver a properly completed election form by facsimile or e-mail (via PDF or similar imaged document file) to American Stock Transfer according to the following directions:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042

If delivering by hand, express mail, courier, or

other expedited service:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

If delivering by electronic mail: American Stock Transfer & Trust Company, LLC Operations Center EDMC@amstock.com	If delivering by facsimile: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department (718) 234-5001

To participate in the Option Exchange, your election form must be received by American Stock Transfer no later than 11:59 p.m., Eastern Time, on September 13, 2012, unless this Offer is extended. You should not assume that any extension of this Offer will occur. If your eligible stock options are properly tendered for exchange, are not properly withdrawn and are accepted by us for exchange, you will receive grant documents relating to your new stock options promptly following the expiration of this Offer.

Your election to participate in the Option Exchange is not complete until American Stock Transfer receives your properly submitted election form. If you miss the deadline or start but do not complete an election form as of the deadline, you will not be permitted to participate in the Offer. You are responsible for making sure that the election form is completed and received by the deadline of 11:59 p.m., Eastern Time, on September 13, 2012 (or the later deadline if the Offer is extended). If your election is not received by the deadline, you will be deemed to have declined to participate in the Option Exchange.

We reserve the right to reject any or all surrenders of stock options that we determine are not in an appropriate form or that we determine would be unlawful to accept.

If you are an Other Eligible Holder, such that you are entitled to elect to exchange all or a portion of your existing options, and you elect to exchange an eligible option grant, you must elect to exchange that entire unexercised portion of that eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange individual eligible option grants, on a grant by grant basis, without having to exchange all of your eligible option grants. No partial exchanges of individual option grants will be permitted. Eligible Presidents who elect to participate in the Option Exchange must forfeit all of their outstanding options and cannot elect to exchange options on a grant-by-grant basis.

Information on your eligible options is available on Morgan Stanley Smith Barney’s website. You may visit your online stock option account by visiting www.benefitaccess.com, which will direct you to the Morgan Stanley Smith Barney welcome page where you’ll be asked to enter your user name and password. If you have not activated your personal account with Morgan Stanley Smith Barney, please contact Bob Hooks at (412) 562-0900 or options@edmc.edu.

Your election to participate becomes irrevocable after 11:59 p.m. Eastern Time on the Expiration Date, which is September 13, 2012 unless the Offer is extended, in which case your election will become irrevocable after the new Expiration Date. You may change your mind after you have submitted an election and withdraw from the Offer at any time before 11:59 p.m. Eastern Time on the Expiration Date, as described in Section 4 of the Offer to Exchange entitled “Withdrawal Rights”. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election American Stock Transfer receives before 11:59 p.m. Eastern Time on the Expiration Date.

Only elections that are complete and actually received by American Stock Transfer by 11:59 p.m. Eastern Time on the Expiration Date will be accepted.

This is a one-time offer, and we will strictly enforce the offering period and procedures for submitting the Election and Withdrawal Form, subject only to any extension, which we may grant in our sole discretion.

Our receipt of your election is not by itself an acceptance of your eligible options for exchange. For purposes of this Offer, we will be deemed to have accepted eligible options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of eligible options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Eligible options accepted for exchange will be cancelled as of the Expiration Date.

If you do not submit your election by 11:59 p.m. Eastern Time on the Expiration Date, then you will not participate in this Offer, and all stock options currently held by you will remain intact at their original price and with their original terms.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after 11:59 p.m. Eastern Time on the Expiration Date all properly elected eligible options that have not been validly withdrawn. We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any eligible option grants. We reserve the right to reject any election or any eligible option elected to be exchanged that we determine is not in appropriate form or that we determine is unlawful to accept or not timely made. Neither we nor any other person are obligated to give notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice. No surrender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the eligible options or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any surrender with respect to any particular eligible options or any particular eligible employee.

Our acceptance constitutes an agreement. Your election to exchange eligible options through the procedures described above constitutes your acceptance of the terms and conditions of this Offer, and will be controlling, absolute and final, subject to your withdrawal rights under the Offer as described in Section 4 of this Offer to Exchange entitled “Withdrawal Rights” and our acceptance of your tendered eligible options in accordance with the Offer as described in Section 5 of the Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Replacement Options.” Our acceptance of your eligible options for exchange will constitute a binding agreement between EDMC and you upon the terms and subject to the conditions of this Offer.

4.	Withdrawal Rights.

You can only withdraw your elected options in accordance with the provisions of this Section 4.

You can withdraw your elected options at any time before 11:59 p.m. Eastern Time on the Expiration Date, currently scheduled for September 13, 2012. If the Expiration Date is extended by us, you can withdraw your elected options at any time until 11:59 p.m. Eastern Time on the Expiration Date (as extended).

In addition, although we intend to accept all validly tendered options immediately after the expiration of this Offer, if we have not accepted your options within 40 business days of the commencement of this Offer, you may withdraw your tendered options at any time thereafter.

To validly withdraw elected options, you must submit a new Election Form to American Stock Transfer by facsimile at (718) 234-5001 or by email at EDMC@amstock.com or by delivery to the addresses listed under Section 3, “Procedures for Electing to Exchange Options.” that indicates that you are electing not to exchange your eligible options. Your new election must be received by American Stock Transfer before 11:59 p.m. Eastern Time on the Expiration Date.

It is your responsibility to confirm that we received your new election indicating the withdrawal of your elected options before 11:59 p.m. Eastern Time the Expiration Date. If you elect to withdraw options, you must withdraw all of your eligible options on a grant-by-grant basis.

You cannot rescind any withdrawal, and your eligible options will thereafter be deemed not properly elected for exchange for purposes of this Offer unless you properly re-elect to exchange all of your eligible options before 11:59 p.m. Eastern Time on the Expiration Date by following the procedures described in Section 3 of the Offer to Exchange entitled “Procedures for Electing to Exchange Options.”

Neither EDMC nor any other person is obligated to give notice of any defects or irregularities in any election withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Our determination of these matters will be final and binding.

5.	Acceptance of Options for Exchange; Grant of Replacement Options.

Upon the terms and subject to the conditions of this Offer, including those conditions listed in Section 6 of the Offer to Exchange entitled “Conditions of this Offer” below, and promptly following the expiration of this Offer, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before 11:59 p.m. Eastern Time on the Expiration Date. Once your options have been accepted for exchange, you will receive a confirmation notice promptly following the expiration of this Offer confirming that your options have been accepted for exchange and cancelled.

If your options are properly elected for exchange and accepted by us, we will cancel your options on the Expiration Date, and you will also be granted replacement options on the Expiration Date.

If you are an employee of EDMC or any of our subsidiaries but your service terminates, whether voluntarily, involuntarily, or for any other reason before the Expiration Date, you will not be able to participate in this Offer. Also, if you change your place of residence to a country where this Offer is prohibited under local regulations, you will not be able to participate in this Offer.

IF YOU ARE NOT AN ELIGIBLE OPTION HOLDER ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IF YOU ARE AN EDMC EMPLOYEE, IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY HAVE THE RIGHT TO EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE.

For purposes of this Offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of such options; such notice may be given by press release, email or letter. Subject to our rights to extend, terminate and amend this Offer, we expect that you will receive your replacement option agreement as promptly as practicable after the Offer expiration date.

6.	Conditions of this Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after the date of commencement of the Offer and prior to the Expiration Date any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to this Offer or the issuance of replacement options;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i) make the acceptance for exchange of, or issuance of replacement options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

(ii) delay or restrict our ability, or render us unable, to accept for exchange or grant replacement options for some or all of the options elected for exchange; or

(iii) materially and adversely affect our business, financial condition, operating results, or operations;

(c) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States; or

(v) a material change in the market price of the shares of our common such that the Offer would no longer have the intended compensatory purpose; or

(d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i) any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of commencement of the Offer;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of commencement of the Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us.

The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Offer expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the Offer expiration date, in our reasonable discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.	Price Range of Common Stock Underlying the Options.

Our common stock is listed on the NASDAQ under the symbol “EDMC.” The following table shows, for the periods indicated, the high and low sales prices of our common stock as listed on the NASDAQ.

	HIGH	LOW
Fiscal Year Ending June 30, 2012
Fourth Quarter	$14.73	$5.55
Third Quarter	29.29	13.68
Second Quarter	29.90	13.45
First Quarter	28.61	14.26

Fiscal Year Ended June 30, 2011
Fourth Quarter	$27.59	$16.93
Third Quarter	21.45	13.52
Second Quarter	18.74	9.76
First Quarter	19.18	7.76

Fiscal Year Ended June 30, 2010
Fourth Quarter	$26.79	$15.05
Third Quarter	24.11	17.10
Second Quarter	26.98	20.06

As of July 31, 2012, the last reported sale price of our common stock on the NASDAQ was $3.76 per share.

The price of our common stock has been, and in the future may be, volatile and could appreciate or decline from the current market price. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, both within our control and outside our control. In addition, the stock market has experienced extreme price and volume fluctuations, particularly in recent years, that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

8.	Source and Amount of Consideration; Terms of Replacement Options.

Consideration

We will grant replacement options, subject to applicable laws and regulations, in exchange for eligible options properly elected to be exchanged by you and accepted by us for exchange. The number of shares of common stock subject to the replacement options will be determined as follows, subject to adjustments for any stock splits, stock dividends and similar events affecting the common stock, in accordance with the terms of the Omnibus Plan.

Valuation

If you choose to participate in the Option Exchange, the manner by which we will determine the number of shares of our common stock that you will be able to purchase with the replacement options that you receive will vary depending upon your position in the Company, as described below.

Eligible Presidents. Eligible Presidents may participate in this Option Exchange by agreeing to surrender all of their currently outstanding options. In exchange, these holders will receive a number of replacement options calculated on the basis of their respective years of service as Eligible Presidents as of September 13, 2012 , as specifically set forth in the following table:

Years as an Eligible President	Shares Subject to New Option Grant
0-1	2,000
1-2	5,000
2-3	9,000
3+	11,000

For instance, a Campus President who joined the Company on January 1, 2012 and received a grant of stock options under the Omnibus Plan in May 2012 would, if he or she chooses to participate in the Option Exchange and relinquish the May 2012 options, receive a new grant of options to purchase 2,000 shares of our common stock at an exercise price equal to the NASDAQ closing price for a share of our common stock on the Expiration Date. Similarly, a Campus Director who joined the Company on January 1, 2005 and, over time, received various grants under both the 2006 Plan and the Omnibus Plan would, by agreeing to relinquish all of those previously granted options, receive a new grant to purchase 11,000 shares of our common stock at an exercise price equal to the NASDAQ closing price for a share of our common stock on the Expiration Date.

The Option Exchange will not be a one-for-one exchange for Eligible Presidents. Eligible Presidents who elect to participate must forfeit all of the stock options that they currently hold, regardless of number and whether or not vested, and will receive replacement options representing the right to purchase the specific number of shares of our common stock indicated in the foregoing table.

Other Eligible Holders. Other Eligible Holders who participate in the Option Exchange have the option of surrendering their outstanding options for exchange on a grant-by-grant basis. Other Eligible Holders who tender options for exchange will receive a number of replacement options calculated on the basis of a set exchange ratio corresponding to the grant date and exercise price of the options that they surrender for exchange, as specifically set forth in the following table:

Grant Date of Eligible Options	Exercise Price of Eligible Options	Exchange Ratio
08/2006	$11.18	1.47
12/2006	$11.18	1.49
03/2007	$12.29	1.49
06/2007	$13.41	1.51
08/2007	$16.76	1.56
05/2008	$21.46	1.57
07/2008	$21.46	1.57
10/2008	$21.46	1.55
10/2009	$18.00	1.45
09/2010	$14.68	1.30
10/2010	$14.68	1.30
05/2011	$21.40	1.42
11/2011	$20.93	1.41
05/2012	$11.11	1.16

The exchange program will not be a one-for-one exchange for Other Eligible Holders. Instead, Other Eligible Holders who participate in the Option Exchange will receive replacement options covering a lesser number of shares (with a lower exercise price) than are covered by the surrendered eligible options. The total number of replacement options that a participating Other Eligible Holder will receive with respect to a surrendered eligible option will be determined by dividing the number of shares underlying the surrendered option by the applicable exchange ratio and rounding down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis.

For instance, an eligible option grant that was granted in October 2009 and consists of options to purchase 1,000 shares of Common Stock at an exercise price of $18.00 per share would be exchanged for a replacement grant representing the right to purchase 689 shares of Common Stock (rounding down to the nearest whole share), reflecting an exchange ratio of 1.45:1.

The exercise price of the replacement options issued to Eligible Presidents and to Other Eligible Holders will be the NASDAQ closing price for our common stock on the Expiration Date. If the market price of our common stock exceeds $11.11 per share (the lowest exercise price applicable to any of our currently outstanding stock options) on the Expiration Date, the replacement options that you receive in exchange for any existing options that you surrender for exchange may have a higher exercise price than some or all of your eligible options that are surrendered for exchange and not withdrawn prior to the Expiration Date.

To ensure that you will have the information you need to make an informed decision, after 4:00 p.m. on the Expiration Date, we will notify all eligible option holders by email of the exercise price that will apply to replacement options to be granted in the Option Exchange and will also post this information on our Intranet at https://intranet.edmc.edu/HR/Pages/StockOptionExchangeOffer.aspx. Additionally, we are making available to Other Eligible Holders, at the same Intranet location, a calculator that will enable such eligible holders to determine, based on hypothetical exercise prices, the inflection point above which the value of their eligible options will exceed the value of the replacement options that they would receive if they were to participate in the Option Exchange. Eligible Presidents can obtain more information regarding this inflection point as it relates to their particular option grants by contacting Bob Hooks at (412)562-0900 or options@edmc.edu.

You will have until 11:59 p.m., Eastern Time, on the Expiration Date (currently expected to be September 13, 2012) to make an election by completing and submitting an Election and Withdrawal Form, or change any previous elections that you have made by completing and submitting a new Election and Withdrawal Form, in either case by facsimile to American Stock Transfer in the manner set forth in this Offer to Exchange.

Terms of Replacement Options

The replacement options will have the terms and be subject to the conditions as provided for in the 2012 Plan.

The terms and conditions of your existing options are set forth in the applicable Equity Plan under which they were granted. The description of the replacement options set forth herein is only a summary of some of the material provisions of the 2012 Plan, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 2012 Plan. Information regarding our Existing Equity Plans may be found in the S-8 Registration Statements and related prospectuses prepared by us in connection with each of the Equity Plans. Information regarding our 2012 Plan may be found in the Information Statement on Schedule 14C filed with the SEC on or about August 17, 2012. Copies of the Equity Plans and prospectuses are available upon request by calling Bob Hooks at (412) 562-0900 five days a week (8:00 a.m. Monday to 5:00 p.m. Friday, Eastern Time). Copies will be provided promptly at our expense.

Vesting of Replacement Options

The vesting terms of replacement options issued to Eligible Presidents will differ from those issued to Other Eligible Holders, as described below.

Eligible Presidents. The replacement options that you will receive if you are an Eligible President and you choose to participate in the Option Exchange will vest in four equal annual installments beginning on the first anniversary of the grant date, subject the terms and conditions of the 2012 Plan, including but not limited to the requirement that the holder remain employed by the Company on the relevant vesting date and subject the occurrence of any event or condition that, under the terms of the 2012 Plan or applicable option grant agreement, would accelerate the vesting schedule for such replacement options, including but not limited to a “Change in Control” of the Company as defined in the 2012 Plan. The 2012 Plan excludes from the definition of “Change in Control,” among other transactions, any acquisition of our Common Stock or the voting power of the Company by any of our Principal Stockholders or their Affiliates (as those terms are defined in the 2012 Plan) other than in connection with a going private transaction within the meaning of Rule 13e-3 of the Exchange Act consummated more than 12 months after the completion of the Option Exchange.

Other Eligible Holders. The replacement options that you will receive if you are an Other Eligible Holder and choose to participate in the Option Exchange will remain subject to the original vesting schedule of the corresponding options that are surrendered for exchange, except that options issued in exchange for surrendered options that are either fully vested or scheduled to vest within one year following the completion of the Option Exchange will not vest until the date that is one year from the Expiration Date, which is also the grant date of such replacement options. For example, if an Other Eligible Holder currently holds options that are scheduled to vest in May 2014, the replacement options that he or she would receive in exchange will also be scheduled to vest in May 2014. On the other hand, if an Other Eligible Holder surrenders for exchange options that are scheduled to vest, for example, in May 2013, or if his or her surrendered options are fully vested as of the completion of the Option Exchange, the replacement options that such Other Eligible Holder receives will vest on the first anniversary of the Expiration Date. In any case, the vesting schedule for replacement options granted to Other Eligible Holders who are employees of the Company in connection with the option exchange will revert to the vesting terms of the corresponding surrendered options vested upon:

•	the death or disability of the option holder;

•	the termination without cause of the option holder’s employment with the Company;

•

for those option holders who are party to employment agreements with the Company that define the term “Good Reason,” upon the termination of such option holder’s employment with the Company for “Good Reason”; or

•

in connection with any other event or condition that, under the terms of the 2012 Plan or applicable option grant agreement, would accelerate the vesting schedule for such replacement options, including but not limited to a “Change in Control” in the 2012 Plan.

The vesting of any replacement options granted to Other Eligible Holders in exchange for existing performance-based options will remain subject to any other vesting terms and conditions that apply to the surrendered options.

Except under the circumstances described above, any unvested portion of your replacement options will be cancelled as of your separation date, meaning that you will forfeit any unvested portion of your replacement options, even if the eligible options that you surrendered in the Option Exchange were vested at the time of the exchange.

SUBJECT TO APPLICABLE LAW, NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES. IF YOU ARE AN EDMC EMPLOYEE, THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE REPLACEMENT OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU ARE AN EDMC EMPLOYEE, YOU EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES BEFORE THE REPLACEMENT OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR REPLACEMENT OPTIONS.

Expiration of Replacement Options

Eligible Presidents. Replacement options that are granted to Eligible Presidents who participate in the Option Exchange will expire on the date that is ten years from the grant date.

Other Eligible Holders. Replacement options that are granted to Other Eligible Holders in exchange for surrendered options that were originally issued under the 2006 Plan will expire on the date that is one year following the original expiration date of the corresponding surrendered options. Replacement options that are granted to Other Eligible Holders in exchange for surrendered options that were originally issued under the Omnibus Plan will have the same expiration date at the corresponding surrendered options. (See Section 8 of this Offer to Exchange entitled, Source and Amount of Consideration; Terms of Replacement Options” below for additional information.)

Exercise of Replacement Options

Generally, if you are an EDMC employee, you may exercise the vested portion of your replacement options at any time during the option’s term and within three months after the termination of your service with EDMC or any of our subsidiaries. If, however, your service with EDMC or any of our subsidiaries terminates prior to any portion of your replacement option becoming vested, you will forfeit the unvested portion of your replacement option, except under the circumstances described above. Your ability to exercise options following your termination of service may be restricted and will be subject to the terms and conditions of the 2012 Plan and the applicable option agreement.

U.S. Federal Income Tax Consequences of Options

You should refer to Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for a discussion of material U.S. federal income tax consequences of the replacement options, as well as the consequences of accepting or rejecting this Offer. You should refer to the relevant tax disclosure discussion under Schedule A for a discussion of the believed tax consequences of participating in this Offer in your country of residence if your country of residence is not the United States.

Registration of Option Shares

All shares of common stock issuable upon exercise of options under our equity incentive plans, including the shares that will be issuable upon exercise of all replacement options, have been, or prior to the Expiration Date will be, registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the Securities and Exchange Commission. Unless you are considered an “affiliate” of EDMC (as defined under the Exchange Act), you will be able to sell your any shares that are issued to you in connection with the exercise of your options free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

Education Management Corporation 2012 Omnibus Long-Term Incentive Plan

The following is a summary of the material terms of the 2012 Omnibus Long-Term Incentive Plan (the “2012 Plan”) and is qualified in its entirety by reference to the 2012 Plan.

Administration of the Plan. Our Board of Directors has such powers and authorities related to the administration of the 2012 Plan as are consistent with our corporate governance documents and applicable law. The Board of Directors has delegated administration of the 2012 Plan to the Compensation Committee.

Eligibility and Participation. Eligibility to participate in the 2012 Plan is limited to such employees, officers, directors, consultants and advisors of the Company, or of any affiliate, as our Board of Directors may determine and designate from time to time.

Shares Available for Awards. The maximum number of shares of Stock available for issuance under the Plan is 16,900,000 plus a number of shares equal to the number of shares subject to stock options granted under the Company’s 2006 Stock Option Plan or Omnibus Plan that are canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number of shares underlying such stock options or otherwise terminated without delivery of shares to the grantees (excluding any shares that are canceled as the result of this Offer). 8,450,000 shares are available for issuance pursuant to Incentive Stock Options. Subject to adjustment as described below, the maximum number of each type of Award (other than cash-based Performance Awards) intended to constitute “performance-based compensation” under Code Section 162(m) granted to any Grantee in any thirty-six (36) month period shall not exceed the following: Options: 16,900,000; SARs: 16,900,000; Restricted Stock: 10,140,000; Restricted Stock Units: 10,140,000 and other Stock-based Performance Awards: 8,450,000.

Any shares covered by an award that are forfeited, expired, cancelled, settled in cash, settled by issuance of fewer shares than the amount underlying the award, or otherwise terminated without delivery of shares to the grantee (excluding any shares that are canceled as the result of this Offer), will be available for future grants under the 2012 Plan. The number and class of shares available under the 2012 Plan and/or subject to outstanding awards may be equitably adjusted by our Board of Directors in the event of various changes in the capitalization of the Company.

Types of Award. The following types of awards are available for grant under the 2012 Plan: ISOs, non-qualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance awards and other stock-based awards and cash awards.

Deferral Arrangements. Our Board of Directors may permit or require the deferral of any award payment into a deferred compensation arrangement.

Exercise Price of Options and SARs. The exercise price per share of an Option will in no event be less than 100% of the fair market value per share of our stock underlying the award on the grant date. In no case will the exercise price of any Option be less than the par value of a share of our stock. A SAR will confer on the grantee a right to receive, upon exercise, a payment of the excess of (i) the fair market value of one share of our stock on the date of exercise over (ii) the grant price of the SAR as determined by our Board of Directors. The grant price will be fixed at the fair market value of a share of stock on the date of grant. SARs granted in tandem with an outstanding Option following the grant date of such Option may have a grant price that is equal to the Option’s exercise price; provided, however, that the SAR’s grant price may not be less than the fair market value of a share of stock on the grant date of the SAR.

Vesting of Options and SARs. Our Board of Directors will determine when an Option or SAR will become exercisable and will include such information in the award agreement.

Special Limitations on ISOs. In the case of a grant of an Option intended to qualify as an ISO to a grantee that owns more than ten percent of the total combined voting power of all classes of our outstanding stock, its parent or any of its subsidiaries (a “Ten Percent Shareholder”), the exercise price of the Option will not be less than 110 percent of the fair market value of a share of our stock on the grant date. Additionally, an Option will constitute an ISO only (i) if the grantee is an employee of the Company or a subsidiary of the Company, (ii) to the extent specifically provided in the related award agreement, and (iii) to the extent that the aggregate fair market value (determined at the time the option is granted) of the shares of stock with respect to which all ISOs held by such grantee become exercisable for the first time during any calendar year (under the 2012 Plan and all other plans of the grantee’s employer and its affiliates) does not exceed $100,000.

Exercise of Options and SARs. An Option may be exercised by the delivery to us of written notice of exercise and payment in full of the exercise price (plus the amount of any taxes which we may be required to withhold). The minimum number of shares with respect to which an Option may be exercised, in whole or in part, at any time will be the lesser of (i) the number set forth in the applicable award agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise. Our Board of Directors has the discretion to determine the method or methods by which a SAR may be exercised.

Expiration of Options and SARs. Options and SARs will expire at such time as our Board of Directors determines; provided, however that no Option may be exercised more than ten years from the date of grant, or in the case of an ISO held by a Ten Percent Shareholder, not more than five years from the date of grant.

Restricted Stock and Restricted Stock Units. At the time a grant of restricted stock or restricted stock units is made, our Board of Directors may, in its sole discretion, establish the applicable “restricted period” and prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives. Unless our Board of Directors otherwise provides in an award agreement, holders of restricted stock will have the right to vote such stock and the right to receive any dividends declared or paid with respect to such stock. Our Board of Directors may provide that any such dividends paid must be reinvested in shares of stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such restricted stock. All distributions, if any, received by a grantee with respect to restricted stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction will be subject to the restrictions applicable to the original grant. Holders of restricted stock units will have no rights as shareholders of the Company. Our Board of Directors may provide that the holder of restricted stock units will be entitled to receive dividend equivalent rights, which may be deemed reinvested in additional restricted stock units.

The grantee will be required, to the extent required by applicable law, to purchase the restricted stock at a price equal to the greater of (i) the aggregate par value of the shares of stock represented by such restricted stock or (ii) the price, if any, specified in the award agreement relating to such restricted stock. If specified in the award agreement, the price may be deemed paid by services already rendered.

Performance Awards. The right of a grantee to exercise or receive a grant or settlement of any award, and the timing thereof, may be subject to such performance conditions as may be specified by our Board of Directors. Our Board of Directors may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may, subject to certain limitations in the case of a performance award intended to qualify under Section 162(m) of the Code (“Section 162(m)”), exercise its discretion to reduce the amounts payable under any award subject to performance conditions. Any power or authority relating to a performance award intended to qualify under Section 162(m) will be exercised by the Compensation Committee and not our Board of Directors.

We intend that performance awards granted to persons who are designated by the Compensation Committee as likely to be “Covered Employees” within the meaning of Section 162(m) and regulations thereunder will, if so designated by the Compensation Committee, constitute “qualified performance-based compensation” within the meaning of Section 162(m) and regulations thereunder. The grant, exercise and/or settlement of such performance award will be contingent upon achievement of pre-established performance goals which will consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criterion. Performance goals will be objective and will otherwise meet the requirements of Section 162(m) and regulations thereunder.

One or more of the following business criteria for the Company will be used exclusively by the Compensation Committee in establishing performance goals for such awards: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre-or after-tax income (before or after allocation of corporate overhead and bonuses); net earnings; earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of, share price; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reduction in costs; cash flows or cash flows per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins; gross margins or cash margin; year-end cash; debt reductions; shareholder equity; regulatory performance; academic performance; student loan performance; student retention; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel.

Other Stock-Based Awards. Our Board of Directors may, in its discretion, grant other stock-based awards, consisting of stock units or other awards, valued in whole or in part by reference to, or otherwise based upon, our common stock. The terms of such other stock-based awards will be set forth in the applicable award agreements.

Change in Control. Our Board of Directors may provide for actions that will be taken upon a change in control (as defined in the 2012 Plan) of the Company, including but not limited to, alternative vesting, termination or assumption of awards.

Nontransferability of Awards. Generally, during the lifetime of a grantee, only the grantee may exercise rights under the 2012 Plan and no award will be assignable or transferable other than by will or laws of descent and distribution. If authorized in the award agreement, a grantee may transfer, not for value, all or part of an award (other than an ISO) to certain family members (including trusts and foundations for the benefit thereof). Neither restricted stock nor restricted stock units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by our Board of Directors.

Separation from Service. Our Board of Directors may provide in the applicable award agreements for actions that will be taken upon a grantee’s separation from service from the Company, including but not limited to, accelerated vesting or termination of awards.

Tax Withholding and Tax Offset Payments. We will have the right to deduct from payments of any kind otherwise due to a grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an award or upon the issuance of any shares of stock upon the exercise of an Option or pursuant to an award.

Term of Plan. Unless earlier terminated by our Board of Directors, the authority to make grants under the 2012 Plan will terminate on the date that is ten years after it is adopted by our Board of Directors.

Amendment and Termination. Our Board of Directors may, at any time and from time to time, amend, suspend, or terminate the 2012 Plan as to any shares of stock as to which awards have not been made. An amendment will be contingent on approval of our shareholders to the extent stated by our Board of Directors, required by applicable law or required by applicable stock exchange listing requirements. No Awards will be made after termination of the 2012 Plan. No amendment, suspension, or termination of the 2012 Plan will, without the consent of the grantee, impair rights or obligations under any award theretofore awarded under the 2012 Plan.

Federal Income Tax Consequences. The following is a summary of the general federal income tax consequences to the Company and to U.S. taxpayers of awards granted under the 2012 Plan. Tax consequences for any particular individual or under state or non-U.S. tax laws may be different.

•

NSOs and SARs. No taxable income is reportable when a NSO or SAR is granted. Upon exercise, generally, the recipient will have ordinary income equal to the fair market value of the underlying shares of stock on the exercise date minus the exercise price. Any gain or loss upon the disposition of the stock received upon exercise will be capital gain or loss to the recipient if the appropriate holding period under federal tax law is met for such treatment.

•

ISOs. No taxable income is reportable when an ISO is granted or exercised (except for grantees who are subject to the alternative minimum tax, who may be required to recognize income in the year in which the ISO is exercised). If the recipient exercises the ISO and then sells the underlying shares of stock more than two years after the grant date and more than one year after the exercise date, the excess of the sale price over the exercise price will be taxed as long-term capital gain or loss. If the recipient exercises the ISO and sells the shares before the end of the two- or one-year holding periods, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the ISO.

•

Restricted Stock and Restricted Stock Units. A recipient of restricted stock or restricted stock units will not have taxable income upon the grant unless, in the case of restricted stock, he or she elects to be taxed at that time. Instead, he or she will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares (or cash) received minus any amount paid for the shares.

•

Tax Effect for the Company. We generally will receive a tax deduction for any ordinary income recognized by a grantee in respect of an award under the 2012 Plan (for example, upon the exercise of a NSO). In the case of ISOs that meet the holding period requirements described above, the grantee will not recognize ordinary income; therefore, we will not receive a deduction.

IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE 2012 PLAN AND THE REPLACEMENT OPTIONS IS MERELY A SUMMARY AND DOES NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE 2012 PLAN. PLEASE CONTACT US AT EDUCATION MANAGEMENT CORPORATION, 210 SIXTH AVENUE, 33RD FLOOR, PITTSBURGH, PA 15222 TO RECEIVE A COPY OF THE 2012 PLAN OR PROSPECTUS.

9.	Information Concerning EDMC.

EDMC is among the largest providers of post-secondary education in North America, with approximately 151,200 enrolled students as of October 2011. EDMC offers education through four different education systems (The Art Institutes, Argosy University, Brown Mackie Colleges and South University) and through online platforms at three of its four education systems. We offer academic programs to students through campus-based and online instruction, or through a combination of both. EDMC is committed to offering quality academic programs and strives to improve the learning experience for our students. We target a large and diverse market as our educational institutions offer students the opportunity to earn undergraduate and graduate degrees, including doctoral degrees, and certain specialized non-degree diplomas in a broad range of disciplines. These disciplines include media arts, health sciences, design, psychology and behavioral sciences, culinary, business, fashion, legal, education and information technology.

We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, both of which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended June 30, 2011 and June 30, 2010 and the selected consolidated balance sheet data as of June 30, 2011 and June 30, 2010 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011. The selected consolidated statements of operations data for the nine months ended March 31, 2012 and March 31, 2011 and the selected consolidated balance sheet data as of March 31, 2012 and March 31, 2011 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Summary Consolidated Statements of Operations and Balance Sheets

(in thousands, except per share data):

	For the Fiscal Year Ended June 30,		For the Nine Months Ended March 31,
	2011	2010	2012	2011
Consolidated Statement of Operations:
Net revenues	$2,887,629	$2,508,521	$2,121,782	$2,192,238
Income (loss) before loss on extinguishment of debt, interest and income taxes	$501,274	$418,810	$(206,321)	$406,989
Income (loss) before income taxes	$369,212	$250,147	$(294,934)	$311,110
Net income (loss)	$229,508	$168,506	$(327,035)	$194,709
Earnings (loss) per share:
Basic	$1.67	$1.23	$(2.57)	$1.40
Diluted	$1.66	$1.22	$(2.57)	$1.39
Weighted average number of shares outstanding:
Basic	137,376	136,917	127,224	139,258
Diluted	138,316	137,667	127,224	140,003

	As of June 30,		As of March 31,
	2011	2010	2012	2011
Consolidated Balance Sheet
Total current assets	$769,535	$692,961	$866,013	$911,300
Total assets	$4,553,135	$4,509,659	$4,117,471	$4,737,744
Total current liabilities	$536,941	$507,150	$554,955	$679,029
Total liabilities	$2,449,191	$2,432,964	$2,424,066	$2,579,486
Total shareholders’ equity	$2,103,944	$2,076,695	$1,693,405	$2,158,258
Book value per share	$16.21	$14.54	$13.49	$16.13

Ratio of Earnings to Fixed Charges. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings represent income before income taxes. Fixed charges consist of interest and debt expense, including amortization of debt-related expenses and interest capitalized during the period, as well as the interest portion of rental expense.

	For the Fiscal Year Ended June 30,
	2012	2011	2010
Ratio of earings to fixed charges	-9.2	3.3	2.6

See “Additional Information” under Section 16 of the Offer to Exchange for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

10.	Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning our Securities.

Interests of our Directors, Officers and Affiliates

A list of our directors and executive officers is attached to this Option Exchange as Schedule B. The following table presents information regarding the beneficial ownership of our equity securities as of June 30, 2012 by each person who is known by us to beneficially own more than five percent of our equity securities, by each of our directors, by each of our Chief Executive Officer, our President and Chief Financial Officer and our three other most highly compensated executive officers, whom we collectively refer to as our named executive officers (the “Named Executive Officers”), and by all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Owned	Percentage of Outstanding Shares Owned
Providence Equity Funds(2)	40,876,413	32.8%
GS Limited Partnerships(3)(4)	40,847,599	32.8%
Goldman Sachs EDMC Investors, L.P.(4)	7,157,920	5.8%
GS Private Equity Partners Funds(5)	6,263,174	5.0%
Leeds Equity Partners(6)	9,902,163	8.0%
Mick J. Beekhuizen(4)(5)(7)	48,021,699	38.6%
Samuel C. Cowley(7)	14,374	*
Danny D. Finuf(8)	84,231	*
Adrian M. Jones(4)(5)(7)	48,022,687	38.6%
Jeffrey T. Leeds(6)(7)	9,917,323	8.0%
John M. Mazzoni(9)	236,014	*
John R. McKernan, Jr.(10)	843,197	*
Leo F. Mullin(7)	63,711	*
Todd S. Nelson(11)	2,411,620	1.9%
Paul J. Salem(2)(7)	40,864,767	32.8%
John T. South, III(12)	368,347	*
Edward H. West(13)	707,930	*
Peter O. Wilde(2)(7)	40,864,767	32.8%
Joseph R. Wright(7)	8,769	*
All executive officers and directors as a group (19 persons)(14)	103,855,652	81.1%

*	Less than 1%.
(1)	The address of each listed shareholder, unless otherwise noted, is c/o Education Management Corporation, 210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222.

(2)	Consists of (i) 32,317,772 shares of common stock held by Providence Equity Partners V L.P. (“PEP V”), whose general partner is Providence Equity GP V L.P., whose general partner is Providence Equity Partners V L.L.C. (“PEP V LLC”); (ii) 5,104,728 shares of common stock held by Providence Equity Partners V-A L.P. (“PEP V-A”), whose general partner is Providence Equity GP V L.P., whose general partner is PEP V LLC; (iii) 2,675,590 shares of common stock held by Providence Equity Partners IV L.P. (“PEP IV”), whose general partner is Providence Equity GP IV L.P., whose general partner is Providence Equity Partners IV L.L.C. (“PEP IV LLC”), (iv) 8,629 shares of common stock held by Providence Equity Operating Partners IV L.P. (“PEOP IV” and collectively with PEP IV, PEP V and PEP V-A, the “Providence Equity Funds”) whose general partner is Providence Equity GP IV L.P., whose general partner is PEP IV LLC, (v) 740,880 shares of common stock owned by PEP EDMC L.L.C., and (vi) 28,814 shares owned by Providence Equity Partners L.L.C. PEP V LLC may be deemed to share beneficial ownership of the shares owned by PEP V and PEP V-A. PEP V LLC disclaims this beneficial ownership. PEP IV LLC may be deemed to share the beneficial ownership of PEP IV and PEOP IV. PEP IV LLC disclaims this beneficial ownership. Mr. Salem is a member of PEP V LLC and PEP IV LLC and may also be deemed to possess indirect beneficial ownership of the securities owned by the Providence Equity Funds, but disclaims such beneficial ownership due to a Nominee Agreement with Providence Equity Partners L.L.C. PEP EDMC L.L.C. may be deemed to share beneficial ownership with PEP V, PEP V-A, PEP IV and PEOP IV. PEP EDMC L.L.C. disclaims this beneficial ownership. Mr. Wilde is a limited partner of Providence Equity GP IV L.P. and Providence Equity Partners GP V L.P. and disclaims beneficial ownership of any securities owned by such limited partnerships due to a Nominee Agreement with Providence Equity Partners L.L.C. The address of Mr. Salem, Mr. Wilde and each of the entities listed in this footnote is c/o Providence Equity Partners Inc., 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903.
(3)	Consists of 21,118,597 shares owned by GS Capital Partners V Fund, L.P., 10,908,983 shares owned by GS Capital Partners V Offshore Fund, L.P., 7,241,855 shares owned by GS Capital Partners V Institutional, L.P., 837,284 shares owned by GS Capital Partners V GmbH & Co. KG, and 740,880 shares owned by GSCP V EDMC Holdings, L.P. (collectively, the “Goldman Sachs Capital Partners Funds”).
(4)	The Goldman Sachs Group, Inc. and certain affiliates, including Goldman, Sachs & Co., may be deemed to directly or indirectly own the 48,005,519 shares of common stock which are collectively owned directly or indirectly by the Goldman Sachs Capital Partners Funds and Goldman Sachs EDMC Investors, L.P., of which affiliates of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are the general partner, managing limited partner or the managing partner. Goldman, Sachs & Co. is the investment manager for certain of the Goldman Sachs Capital Partner Funds and Goldman Sachs EDMC Investors, L.P. Goldman, Sachs & Co. is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Sachs Capital Partner Funds and Goldman Sachs EDMC Investors, L.P. share voting power and investment power with certain of their respective affiliates. Adrian M. Jones is a managing director of Goldman, Sachs & Co. and Mick J. Beekhuizen is a managing director in the Merchant Banking Division of Goldman Sachs & Co. Each of Mr. Jones, Mr. Beekhuizen, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. disclaims beneficial ownership of the common shares owned directly or indirectly by the Goldman Sachs Capital Partners Funds and Goldman Sachs EDMC Investors, L.P., except to the extent of their pecuniary interest therein, if any. The address of the Goldman Sachs Capital Partner Funds, The Goldman Sachs Group, Inc., Goldman, Sachs & Co., Mr. Beekhuizen and Mr. Jones is 85 Broad Street, 10th Floor, New York, New York 10004.
(5)

Consists of 1,914,410 shares owned by GS Private Equity Partners 2000, L.P., 673,853 shares owned by GS Private Equity Partners 2000 Offshore Holdings, L.P., 743,493 shares owned by GS Private Equity Partners 2000 – Direct Investment Fund, L.P., 266,883 shares owned by GS Private Equity Partners 2002, L.P., 1,027,938 shares owned by GS Private Equity Partners 2002 Offshore Holdings, L.P., 231,963 shares owned by GS Private Equity Partners 2002 – Direct Investment Fund, L.P., 118,014 shares owned by GS Private Equity Partners 2002 Employee Fund, L.P., 83,004 shares owned by Goldman Sachs Private Equity Partners 2004, L.P., 539,998 shares owned by Goldman Sachs Private Equity Partners 2004 Offshore Holdings, L.P., 154,772 shares owned by Multi-Strategy Holdings, L.P., 372,983 shares owned by Goldman Sachs Private Equity Partners 2004 – Direct Investment Fund, L.P. and 135,863 shares owned by Goldman Sachs Private

Equity Partners 2004 Employee Fund, L.P. (collectively, the “GS Private Equity Partners Funds”). The Goldman Sachs Group, Inc., and certain of its affiliates, including Goldman Sachs Asset Management, L.P., may be deemed to directly or indirectly own the shares of common stock which are owned by the GS Private Equity Partners Funds, of which affiliates of The Goldman Sachs Group, Inc. and Goldman Sachs Asset Management, L.P. are the general partner, managing limited partner or the managing partner. Goldman Sachs Asset Management, L.P. is the investment manager for certain of the GS Private Equity Partners Funds. Goldman Sachs Asset Management, L.P. is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman Sachs Asset Management, L.P. and the GS Private Equity Partners Funds share voting power and investment power with certain of their respective affiliates. Each of The Goldman Sachs Group, Inc. and Goldman Sachs Asset Management, L.P. disclaims beneficial ownership of the common shares owned directly or indirectly by the GS Private Equity Partners Funds except to the extent of their pecuniary interest therein, if any. The address of Goldman Sachs Asset Management, L.P. and the GS Private Equity Partner Funds is 32 Old Slip, 9th Floor, New York, New York 10004.
(6)

Consists of 9,299,234 shares owned by Leeds Equity Partners IV, L.P., 583,679 shares owned by Leeds Equity Partners IV Co-Investment Fund A, L.P., and 19,250 shares owned by Leeds Equity Partners IV Co-Investment Fund B, L.P. (collectively, the “Leeds Equity Partners IV Funds”). The general partner of the Leeds Equity Partners IV Funds is Leeds Equity Associates IV, L.L.C. Jeffrey T. Leeds, a Director of the Company, is the Managing Member of Leeds Equity Associates IV, L.L.C. Mr. Leeds disclaims beneficial ownership of any securities owned by the Leeds Equity Partners IV Funds except to the extent of any pecuniary interest therein. The address of the Leeds Equity Partners IV Funds, Leeds Equity Associates IV, L.L.C. and Mr. Leeds is 350 Park Avenue, 23rd Floor, New York, New York 10022.

(7)	Includes restricted shares, shares of common stock initially issued as restricted stock for which the restrictions have lapsed and, for directors other than Messrs. Salem and Wilde, shares of common stock issued to the director in lieu of a cash retainer, if the director chose to receive his retainer in the form of shares of common stock instead of cash, in each case issued as compensation for serving as a director. Messrs. Salem and Wilde each hold 2,761 restricted shares for the benefit of the Providence Equity Funds and disclaim beneficial ownership of such shares. Mr. Beekhuizen holds 13,419 shares of common stock and 2,761 restricted shares for the benefit of The Goldman Sachs Group, Inc. and disclaims beneficial ownership of such shares. Mr. Jones holds 14,407 shares of common stock and 2,761 restricted shares for the benefit of The Goldman Sachs Group, Inc. and disclaims beneficial ownership of such shares.
(8)	Includes 77,521 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.
(9)	Includes 200,225 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.
(10)	Includes 574,775 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.
(11)	Includes 813,400 shares of common stock held by a limited liability company of which Mr. Nelson is the manager and over which shares Mr. Nelson exercises voting and investment control. The limited liability company is owned by an irrevocable trust that has an independent trustee and is for the benefit of Mr. Nelson’s spouse and children. Also includes 1,598,220 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.
(12)	Includes 111,685 shares of common stock held in a grantor retained annuity trust of which Mr. South’s spouse is the trustee and 144,662 shares of common stock receivable upon the exercise of options that are exercisable with 60 days of the date of the table set forth above.
(13)	Includes 663,193 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.
(14)	Includes 3,510,562 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

Agreements Involving Our Securities

Compensatory Arrangements with Executive Officers

As described in this Offer to Exchange and in our filings with the SEC, we have entered into employment agreements with our executive officers and certain other senior management that provide the employee’s base salary, target cash bonus, which are reviewed annually by the Compensation Committee of the Board of Directors and/or the Board of Directors. In addition, we grant equity-based awards from time to time under our equity incentive plans to our employees, including our executive officers, in the form of stock appreciation rights, stock options, restricted stock or restricted stock units. Further, the employment agreements provide for the acceleration of vesting of the employees’ outstanding option awards upon the occurrence of a change in control or due to certain other termination events.

Compensatory Arrangements with Non-Employee Directors

Pursuant to a compensation plan we adopted effective as of the effectiveness of our initial public offering in October 2009, all non-employee members of our Board of Directors are entitled to receive cash and equity-based compensation under our non-employee director compensation program. In addition, non-employee members of our Board of Directors are permitted to elect to receive some or all of their cash compensation in the form of shares of our common stock having an equal value.

Stock Repurchase Program

In June 2010, EDMC’s Board of Directors approved a stock repurchase program that permits EDMC to purchase shares of its common stock. On October 28, 2011, the Board of Directors extended the expiration of the period during which purchases could be made under the program from December 31, 2011 to June 30, 2012, and on December 15, 2011, the Board of Directors increased the size of the stock repurchase program from $325.0 million to $375.0 million and extended the expiration of the period during which purchases can be made under the program from June 30, 2012 to December 31, 2012. Under the terms of the stock repurchase program, EDMC may make repurchases in the open market, in privately negotiated transactions, through accelerated repurchase programs or in structured share repurchase programs. The program does not obligate EDMC to acquire any particular amount of common stock, and the program may be modified or suspended at any time at EDMC’s discretion. From the inception of the stock repurchase program through June 30, 2012, EDMC has repurchased 18.9 million shares of its common stock under the program at a total cost of $328.6 million.

11.	Status of Options Acquired by EDMC in this Offer; Accounting Consequences of this Offer.

Options we acquire pursuant to this Offer will be cancelled on the Offer expiration date.

We have adopted the provisions of Accounting Standards Codification (ASC) 718 “Compensation – Stock Compensation.” Under ASC 718, we expect to recognize the incremental compensation cost of the new stock option awards granted in this Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new stock option award granted to employees in exchange for surrendered stock options, measured as of the date such awards are granted, over the fair value of the original stock option surrendered in exchange for such awards, measured immediately before the exchange. The incremental and remaining compensation expense associated with this Offer will be recognized over the service period of such awards. If any portion of the new stock option awards granted is forfeited prior to the completion of the service condition due to termination of service, the compensation cost for the forfeited portion of the award will not be recognized.

12.	Agreements; Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and grant of replacement options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign is required for the acquisition or ownership of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept options tendered for exchange and to grant replacement options for options tendered as part of the exchange is subject to conditions, including the conditions described in Section 6 of the Offer to Exchange entitled “Conditions of this Offer.”

13.	Material U.S. Federal Income Tax Consequences.

CIRCULAR 230 DISCLAIMER: THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of the material U.S. federal income tax consequences of the exchange of eligible options for replacement options pursuant to the Offer for those eligible option holders subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible option holders. This summary does not address applicable state or local taxes to which you may be subject.

If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this Offer, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United States apply to your specific situation. Please refer to Schedule A of this document if you reside in Canada.

Incentive stock options. If you are an option holder who chooses to exchange outstanding incentive stock options for replacement incentive stock options, you should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. Under current U.S. tax law, if you are a U.S. taxpayer, you will not realize taxable income upon the grant of an incentive stock option. In addition, you generally will not realize taxable income upon the exercise of an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares received upon exercise of the stock option exceeds the aggregate exercise price of the option, unless the disposition of the shares occurs in the same taxable year as the exercise of the option. Except in the case of your death or disability, if an option is exercised more than three (3) months after your termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If you sell the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two (2) years after the date the incentive stock option was granted (determined as described below); and

•	more than one (1) year after the date the incentive stock option was exercised as to such option shares.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale of the underlying option shares. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the following tax treatment can result:

•	For a sale below the amount you paid for the shares (or the adjusted basis of the shares if higher), you don’t report any compensation income. Your loss on this sale is reported as a capital loss.

•

For a sale above the amount you paid for the shares (or the adjusted basis of the shares if higher) but no higher than the value of the shares as of the date you exercised the option, report your gain on the sale as compensation income (not capital gain).

•

If you sell your shares at a price that is higher than the value of the shares as of the date you exercised the option you report two different items. The bargain element when you exercised the shares (i.e., the difference between the value of the shares as of that date and the amount you paid for the share (or the adjusted basis of the shares if higher)) is reported as compensation income. Any additional gain is reported as capital gain (which may be long-term or short-term depending on how long you held the stock).

Unless you engage in a disqualifying disposition, we will not be entitled to a corporate tax deduction with respect to an incentive stock option. If you engage in a disqualifying disposition, we generally will be entitled to a corporate tax deduction equal to the amount of ordinary income taxable to you.

If this Offer is open for 30 calendar days or more, incentive stock options held by eligible employees who do not participate in this Offer will be considered to have been modified as of the date this Offer commenced, which will be considered a new date of grant for purposes of determining whether the employee has engaged in a “disqualifying disposition” with the corresponding adverse tax consequences described above. As a result, if this Offer is open for 30 calendar days or more, in order to receive favorable “qualifying disposition” U.S. tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the commencement date (that is, more than two years from August 16, 2012) and more than one (1) year after the exercise of the option (even if you do not exchange your incentive stock options for replacement options). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. If this Offer is open for fewer than 30 calendar days then the Offer will have no impact on eligible incentive stock options that are not exchanged.

If you exchange eligible incentive stock options, your replacement options will also be incentive stock options. However, the holding periods under the incentive stock option rules will restart as of the replacement grant date. Consequently, in order to receive favorable U.S. tax treatment for such incentive stock options, an eligible employee must not dispose of the shares of EDMC common stock acquired upon exercise of the replacement incentive stock option for at least two years from the replacement grant date and one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the shares underlying the option over the exercise price of the option will be treated as long-term capital gain.

Nonstatutory Stock Options. If you are an option holder who chooses to exchange outstanding nonstatutory stock options for replacement options, you should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. Your replacement options will be nonstatutory stock options for purposes of U.S. tax law. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares acquired upon exercise of a nonstatutory option, any gain or loss is treated as capital gain or loss.

IF YOU RESIDE OUTSIDE THE UNITED STATES THE INFORMATION CONTAINED IN THIS SECTION MAY NOT BE APPLICABLE TO YOU. YOU ARE ADVISED TO REVIEW THE COUNTRY SPECIFIC DISCLOSURES IN SCHEDULE A ATTACHED HERETO AND TO CONSULT WITH AN APPROPRIATE PROFESSIONAL ADVISOR AS TO HOW LOCAL TAX OR OTHER LAWS OF YOUR COUNTRY OF RESIDENCE APPLY TO YOUR SPECIFIC SITUATION.

PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCES AND INDIVIDUAL FOREIGN JURISDICTIONS. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THIS OFFER.

14.	Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 of the Offer to Exchange entitled “Conditions of this Offer” has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension to the option holders eligible to participate in the exchange or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, before the Expiration Date, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of such termination, amendment or postponement to eligible option holders and making a public announcement thereof. We will return the options elected for exchange promptly after termination or withdrawal of this Offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 8:00 a.m. Eastern Time on the next U.S. business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to this Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

(a) we increase or decrease the amount of consideration offered for the options;

(b) we decrease the number of options eligible to be elected for exchange in this Offer; or

(c) we increase the number of options eligible to be elected for exchange in this Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase;

and if this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth U.S. business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14 of this Offer, we will extend this Offer so that this Offer is open at least ten U.S. business days following the publication, sending or giving of notice.

15.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer.

16.	Additional Information.

We recommend that, in addition to this Offer to Exchange and the Terms of Election, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

(a) EDMC’s Annual Report on Form 10-K for the period ended June 30, 2011, filed with the SEC on August 30, 2011;

(b) EDMC’s Definitive Proxy Statement for the 2011 Annual Meeting of Stockholders, filed with the SEC on September 30, 2011;

(c) EDMC’s Quarterly Report on Form 10-Q for the period ended March 31, 2012, filed with the SEC on May 9, 2012; and

(d) the description of EDMC’s common stock contained in the Registration Statement on Form 8-A (File No. 1-34466) filed with the Commission on September 22, 2009, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purposes of updating such description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined at, and copies may be obtained from, the SEC public reference rooms located at:

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (202) 551-8090.

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

We will also provide, without charge, to each person to whom a copy of this Option Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Education Management Corporation

c/o Secretary

210 Sixth Avenue, 33rd Floor

Pittsburgh, Pennsylvania 15222

or by telephoning us at (412) 562-0900.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Option Exchange, you should rely on the statements made in the most recent document.

The information contained in this Option Exchange about EDMC should be read together with the information contained in the documents to which we have referred you.

17.	Miscellaneous.

This Option Exchange and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K or Form 10-Q.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Education Management Corporation

August 16, 2012

SCHEDULE A

A GUIDE TO ISSUES FOR ELIGIBLE OPTION HOLDERS IN CANADA

The following is a discussion of the material Canadian federal income tax consequences of participating in the exchange of eligible stock option grants pursuant to the Exchange Offer for eligible participants that are, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), resident, or deemed to be resident, in Canada or that received their eligible stock options in respect of employment exercised in Canada, and that deal at arm’s length with the Company for the purposes of the Tax Act (“Holders”).

This summary is based upon the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced prior to the date hereof (the “Proposed Amendments”), and our understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) made publicly available prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed; however, no assurance can be given that the Proposed Amendments will be enacted in the form proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account any changes in the law or in administrative policies or assessing practices, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder and no representations with respect to the income tax consequences to any such Holder are made. Holders are urged to consult their own tax advisors for advice with respect to the tax consequences of participating in the exchange of eligible stock option grants pursuant to the Exchange Offer, having regard to their particular circumstances.

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of stock options or Common stock of the Company must be determined in Canadian dollars based on the exchange rates as determined in accordance with the Tax Act.

Stock Option Exchange

Provided that (i) the amount, if any, by which (a) the total value of the common stock that may be received on a Holder’s exercise of the replacement options exceeds (b) the total amount payable by the Holder to acquire such common stock pursuant to the replacement options does not exceed (ii) the amount, if any, by which (c) the total value of the common stock that may be received on a Holder’s exercise of the eligible options to be exchanged exceeds (d) the total amount payable by the Holder to acquire such common stock pursuant to such eligible options, then the exchange will not result in any tax payable under the Tax Act by the Holder. Furthermore, if such conditions are met, the replacement options will, for certain purposes of the Tax Act, be deemed to be the same options as, and a continuation of, the eligible options that are exchanged.

If the value of the common stock that may be received on a Holder’s exercise of replacement options on the date of the exchange does not exceed the exercise price of those replacement options, the above conditions should be satisfied. The per-share exercise price of the replacement options will be equal to the closing price of the Company’s common stock on the NASDAQ on the grant date. The CRA has published statements wherein it has accepted that the closing trading price of public securities may be used in determining the fair market value of those securities.

Taxation of Replacement Stock Options

Provided the above conditions are met, the replacement options will, for certain purposes of the Tax Act, be deemed to be the same option as, and a continuation of, the eligible option that is exchanged. Accordingly, the consequences to a Holder under the Tax Act of the exercise or transfer of the replacement options should be the same as the consequences to the Holder of the exercise or transfer of the eligible options. Holders are encouraged to consult their own tax advisors in this regard.

SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

EDUCATION MANAGEMENT CORPORATION

The directors and executive officers of EDMC and their positions and offices as of August 16, 2012 are set forth in the following table:

Name	Position
Edward H. West	President and Chief Executive Officer
Mick J. Beekhuizen	Director
Samuel C. Cowley	Director
Danny D. Finuf	Senior Vice President — Operations and President, Brown Mackie Colleges
Anthony J. Guida Jr.	Senior Vice President — External Affairs
Adrian M. Jones	Director
Randall J. Killeen	Acting Chief Financial Officer
John R. Kline	Senior Vice President – Operations and President, EDMC Online Higher Education
J. Devitt Kramer	Senior Vice President, General Counsel and Secretary
Jeffrey T. Leeds	Director
John R. McKernan, Jr.	Director
Mark S. Miko	Senior Vice President and Chief Information Officer
Leo F. Mullen	Director
Todd S. Nelson	Chairman of the Board of Directors
John M. Mazzoni	Senior Vice President — Operations and President, The Art Institutes
Mark E. Novad	Senior Vice President — Human Resources
Paul J. Salem	Director
John T. South, III	Senior Vice President and Chancellor, South University
Craig D. Swenson	Chief Academic Officer and Chancellor, Argosy University
Peter O. Wilde	Director
Joseph R. Wright	Director

The address of each listed officer or director, unless otherwise noted, is c/o Education Management Corporation, 210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222.